UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant  [X] Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

eXp World Holdings, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[X]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

April 6, 2023

To the stockholders of eXp World Holdings, Inc.:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of eXp World Holdings, Inc. (the “Company”) to be held on Friday, May 19, 2023, at 10:00 a.m., Eastern Time with a physical location at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819. Each holder of common stock as of the close of business on the record date of March 22, 2023 will be able to vote their shares via the Internet (i) until May 18, 2023 at 11:59 PM ET by logging into www.proxyvote.com and entering the control number included on their proxy card and (ii) during the meeting by logging into https://virtualshareholdermeeting.com/EXPI2023 and entering the control number included on their proxy card.

During the Annual Meeting, stockholders will be asked to elect the entire Board of Directors and to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2023. We also will be asking stockholders for approval, by an advisory vote, of our 2022 named executive officer compensation as disclosed in the Proxy Statement for the Annual Meeting (a “say-on-pay” vote). All of these matters are important, and we urge you to vote in favor of the election of each of the director nominees, the ratification of the appointment of our independent auditor, and the approval of our 2022 named executive officer compensation.

The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available free of charge at https://expworldholdings.com/investors/sec-filings/.

It is important that you vote your shares of common stock by proxy, regardless of the number of shares you own. You will find the instructions for voting on your proxy card. We appreciate your prompt attention.

The Board invites you to participate in the Annual Meeting so that management can discuss business developments and trends with you. Thank you for your support, and we look forward to joining you at the Annual Meeting.

Sincerely,

/s/ Glenn Sanford
Glenn Sanford
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2023

The Board of Directors (the “Board”) is soliciting proxies for use at the eXp World Holdings, Inc. 2023 Annual Meeting. You are receiving the enclosed proxy statement because you were a holder of common stock as of the close of business on the record date of March 22, 2023, and therefore are entitled to vote at the Annual Meeting.

TIME & DATE:	10:00 a.m., Eastern Time May 19, 2023

RECORD DATE:

You are eligible to vote if you were a stockholder of record as of the close of business on March 22, 2023.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as soon as possible. Submitting a proxy will not prevent you from attending the Annual Meeting and voting at the meeting.

By Order of the Board of Directors,

/s/ James Bramble

James Bramble

Chief Legal Counsel

PLACE:	In-person In-person at: Rosen Shingle Creek 9939 Universal Blvd. Orlando, FL 32819

PURPOSE:

The purpose of the Annual Meeting is to consider and vote on the following proposals:

1.    Elect seven directors.

2.    Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2023.

3.    Approve our 2022 named executive officer compensation on a non-binding advisory basis (“Say on Pay”).

In addition, any other business properly presented may be acted upon at the meeting.

PROXY VOTING:

Your vote is important. You may vote your shares:

●
over the internet before the Annual Meeting at www.proxyvote.com and entering the control number included on your proxy card.
●
by mailing your completed proxy in advance of the Annual Meeting to:

Vote Processing
c/o Broadridge
51 Mercedes Way,
Edgewood, NY 11717

●
over the internet during the Annual Meeting at https://virtualshareholdermeeting.com/EXPI2023 and entering the control number included on your proxy card.

The Notice of Meeting, Proxy Statement, and Annual Report on Form 10-K are available free of charge at https://expworldholdings.com/investors/sec-filings/.

eXp WORLD HOLDINGS, INC.

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

Proxy Statement dated April 6, 2023

2023 Annual Meeting of Stockholders

eXp World Holdings, Inc., a Delaware corporation, is furnishing this Proxy Statement and related proxy materials in connection with the solicitation by its Board of Directors of proxies to be voted at its 2023 Annual Meeting of Stockholders and any adjournments. eXp World Holdings, Inc. is providing these materials to the holders of record of its common stock, $0.00001 par value per share, as of the close of business on the record date of March 22, 2023 and is first making available or mailing the materials on or about April 6, 2023.

The Annual Meeting is scheduled to be held as follows:

Date	May 19, 2023

Time	10:00 a.m., Eastern Time

In-Person	Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819

Your vote is important.

Please see the detailed information that follows in the Proxy Statement.

In the Proxy Statement, the terms “eXp,” “we,” “our,” and “Company” refer to eXp World Holdings, Inc. The Proxy Statement includes website addresses and references to additional materials found on those websites. These websites and materials are not incorporated into the Proxy Statement by reference.

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our company performance, and current plans, considerations, expectations, and determinations regarding future compensation plans and arrangements. These statements involve risks and uncertainties. Actual results, plans, and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized herein for a variety of reasons, including due to the risks, uncertainties, and other important factors that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

2023 Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. References in this Proxy Statement to “eXp World Holdings,” “eXp”, the “Company”, and to “we,” “us,” “our” and similar terms, refer to eXp World Holdings, Inc.

Annual Meeting of Stockholders

Time and Date	10:00 a.m., Eastern Time, on May 19, 2023
In-Person Address	Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819
Record Date	March 22, 2023
Voting	Stockholders will be entitled to one vote for each share of common stock they hold of record as of the record date on each matter submitted for a vote of stockholders at the Annual Meeting.
Shares Entitled to Vote	149,103,295 votes, based on 172,587,799 shares of common stock outstanding as of the record date, of which 23,484,504 shares are held as treasury stock.

Annual Meeting Agenda

Proposal	Board Recommendation
1. Election of seven directors	FOR each nominee
2. Ratification of appointment of independent auditor for 2023	FOR
3. Approval, by a non-binding, advisory vote, of the 2022 compensation of our named executive officers	FOR

How to Cast Your Vote

You can vote by any of the following methods:

Until 11:59 p.m., ET, on May 18, 2023	At the Annual Meeting on May 19, 2023
Internet: From any web-enabled device: www.proxyvote.com Mail: Completed, signed and returned proxy card	Internet: From any web-enabled device: https://virtualshareholdermeeting.com/EXPI2023

Voting Standards

For Proposal 1, a nominee for director will be elected to the Board by the affirmative vote of a majority of shares voting in the election.  For Proposals 2 and 3, the affirmative vote of a majority of the shares voting on the matter is required to approve the proposal. Proposal 3 is an advisory vote and not binding on us, but the Board will consider the outcome of the vote on that proposal when considering future named executive officer compensation decisions.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Abstentions are not counted as votes cast on any proposal considered at the Annual Meeting and, therefore, will have no effect on the proposals regarding the election of directors in Proposal 1, the ratification of the appointment of our independent registered public accounting firm for 2023 in Proposal 2, or the advisory vote on the compensation of our named executive officers in Proposal 3. Broker non-votes occur when a person holding shares in “street name,” such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the stockholder’s behalf. Broker non-votes are not counted as votes cast or entitled to be cast on any proposal considered at the Annual Meeting and, therefore, will have no effect on the proposals regarding the election of directors in Proposal 1, or the advisory vote on the compensation of our named executive officers in Proposal 3. We expect no broker non-votes on the ratification of the appointment of our independent registered public accounting firm for 2023 in Proposal 2.

Attending the Annual Meeting and Directions to the Annual Meeting

The Annual Meeting of Stockholders of eXp World Holdings, Inc. will be held on Friday, May 19, 2023, at 10:00 a.m., Eastern Time. Our Board has determined to host a physical meeting at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819. This year, you have the option of attending the annual meeting in person. Only stockholders as of the record date on March 22, 2023 are entitled to notice of and to vote at the Annual Meeting. You will be able to vote your shares electronically if you attend the annual meeting in person.

For those planning to attend the annual meeting in person, you can find directions to, and supplemental information about, the Annual Meeting at https://expshareholdersummit.com. The use of cameras, recording devices, and other recording means are prohibited at the meeting.

If you were a shareholder as of March 22, 2023, the record date for our annual meeting, you may vote during the annual meeting by visiting https://virtualshareholdermeeting.com/EXPI2023 and entering the control number found on your proxy card, voter instruction form, or notice.

Questions and Answers about the Annual Meeting

When and where will the Annual Meeting be held?

This year the Annual Meeting of Stockholders of eXp World Holdings, Inc., which we refer to as the “Annual Meeting,” will be held in-person at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819, beginning at 10:00 a.m., Eastern Time, on May 19, 2023.  We encourage you to arrive at the Annual Meeting prior to the start time.

Who may join the Annual Meeting?

In-person attendance and participation in the Annual Meeting will be available to the general public, but voting shares will be limited to stockholders, stockholder representatives, and proxy holders.

What materials have been prepared for stockholders in connection with the Annual Meeting?

We are furnishing you and other stockholders of record with this Proxy Statement for the 2023 Annual Meeting, which includes a letter from our Chief Executive Officer to stockholders, a Notice of 2023 Annual Meeting of Stockholders, a proxy card for the Annual Meeting and, if you received printed copies of the proxy materials, a pre-addressed envelope to be used to return the completed proxy card, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Except for the Form 10-K, these proxy materials were first made available on the Internet on or about April 6, 2023.

We filed our Annual Report on Form 10-K for the year ended December 31, 2022 with the SEC on February 28, 2023. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder, we will mail without charge a copy of our Annual Report on Form 10-K. All requests should be directed in writing to:

eXp World Holdings, Inc.

Attention: Corporate Secretary

2219 Rimland Drive, Suite 301

Bellingham, Washington 98226

with a copy via email: james.bramble@expworldholdings.com.

What is a proxy?

The term “proxy,” when used with respect to stockholder, refers to either a person or persons legally authorized to act on the stockholder’s behalf or a format that allows the stockholder to vote without being physically present at the Annual Meeting.

Because it is important that as many stockholders as possible be represented at the Annual Meeting, the Board is asking that you review this Proxy Statement carefully and then vote by following the instructions set forth on the proxy card. In voting prior to the Annual Meeting, you will deliver your proxy to Glenn Sanford and Jeff Whiteside, which means you will authorize Messrs. Sanford and Whiteside to vote your shares at the Annual Meeting in the way you instruct. All shares represented by valid proxies will be voted in accordance with the stockholder’s specific instructions.

When and where will the Annual Meeting be held?

This year the Annual Meeting of Stockholders of eXp World Holdings, Inc., which we refer to as the “Annual Meeting,” will be held in-person at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819, beginning at 10:00 a.m., Eastern Time, on May 19, 2023.  We encourage you to arrive at the Annual Meeting prior to the start time.

What matters will the stockholders vote on at the Annual Meeting?

Proposal 1 - The election of the Board’s seven nominees for director: Glenn Sanford, Darren Jacklin, Jason Gesing, Randall Miles, Dan Cahir, Monica Weakley, and Peggie Pelosi, each to serve until the next annual meeting or, in each case, until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

Proposal 2 – To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2023.

Proposal 3 – To conduct an advisory vote on our 2022 named executive officer compensation as disclosed in this Proxy Statement.

Who can vote at the Annual Meeting?

Stockholders of record of common stock as of the close of business on March 22, 2023, the record date, will be entitled to vote at the Annual Meeting. As of the record date, there were outstanding a total of 172,587,799 shares of common stock, of which 23,484,504 were held in treasury. As a result, there are 149,103,295 shares entitled to vote on each proposal, with each share entitled to one vote on each proposal. The shares outstanding do not include shares held as treasury stock which are not entitled to vote at the Annual Meeting.

What is a stockholder of record?

A stockholder of record is a stockholder whose ownership of our common stock is reflected directly on the books and records of our transfer agent, Broadridge. As described below, if you are not a stockholder of record, you will not be able to vote your shares unless you have a proxy from the stockholder of record authorizing you to vote your shares.

What does it mean for a broker or other nominee to hold shares in “street name”?

If you beneficially own shares held in an account with a broker, bank or other nominee, that nominee is the stockholder of record and is considered to hold those shares in “street name.” A nominee that holds your beneficially owned shares in street name will vote in accordance with the instructions you provide. If you do not provide the nominee with specific voting instructions with respect to a proposal, the nominee’s authority to vote your shares will, under applicable rules, depend upon whether the proposal is considered a “routine” or a non-routine matter.

The nominee generally may vote your beneficially owned shares on routine items for which you have not provided voting instructions to the nominee. The ratification of the appointment of our independent auditor for 2023 (Proposal 2) is considered a routine matter under applicable rules.

The nominee generally may not vote on non-routine matters, including Proposal 1, and Proposal 3. Instead, it will inform the inspector of election that it does not have the authority to vote on those matters. This is referred to as a “broker non-vote.”

For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any of the three proposals to be acted upon by the stockholders, including abstentions or proxies containing broker non-votes.

How do I vote my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, you may vote prior to the Annual Meeting as follows:

●
Via the Internet: You may vote via the Internet by going to www.proxyvote.com, in accordance with the voting instructions on the proxy card. Internet voting is available 24 hours a day until 11:59 p.m., Eastern Time, on May 18, 2023. You will be given the opportunity to confirm that your instructions have been recorded properly.

●
By Mail: You may vote by returning the completed and signed proxy card in a postage-paid return envelope that was provided with the proxy card, if you request a copy by mail.

If you hold shares in street name, meaning that you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that nominee rather than from us. Please follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.

Can I vote at the Annual Meeting?

If you are a stockholder of record, you may vote at the Annual Meeting, whether or not you previously voted, by visiting https://virtualshareholdermeeting.com/EXPI2023 during the Annual Meeting and entering the 16-digit control number included on your proxy card.

May I change my vote or revoke my proxy?

If you are a stockholder of record and previously delivered a proxy, you may subsequently change or revoke your proxy at any time before it is exercised by:

●
voting before the Annual Meeting at www.proxyvote.com;
●
voting during the Annual Meeting at https://virtualshareholdermeeting.com/EXPI2023; or
●
submitting a completed and signed proxy card, with a later date, before voting at the Annual Meeting is completed.

If you are a beneficial owner of shares held in street name, you should contact your bank, broker or other nominee for instructions as to whether, and how, you can change or revoke your proxy.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by the Board on all three proposals presented in this Proxy Statement and as they may determine in their discretion on any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide specific voting instructions to the broker, bank or other nominee that is the stockholder of record of your shares, the nominee generally may vote on routine, but not non-routine, matters. The ratification of the appointment of our independent auditor for 2023 (Proposal 2) is considered a routine matter. If the nominee does not receive instructions from you on how to vote your shares on Proposal 2, your broker is entitled (but not required) to vote your shares on that matter. The election of directors (Proposal 1) and approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (Proposal 3) are considered non-routine matters under applicable rules, and your broker is not entitled to vote your shares on these proposals without your instructions. See “Q. What does it mean for a broker or other nominee to hold shares in ‘street name’?” above.

Who is paying for this proxy solicitation?

We will pay all expenses of preparing, printing and mailing, the Annual Meeting proxy materials, as well as all other expenses of soliciting proxies for the Annual Meeting on behalf of the Board of Directors. Directors and employees will not be paid any additional compensation for soliciting proxies, if applicable. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What if other matters are presented at the Annual Meeting?

If a stockholder of record provides a proxy by voting in any manner described in this Proxy Statement, the proxy holders will have the discretion to vote on any matters, other than the three proposals presented in this Proxy Statement, that are properly presented for consideration at the Annual Meeting. We do not know of any other matters to be presented for consideration at the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

If we have to adjourn or postpone the Annual Meeting to a later date, we will provide notice of the date and time of such adjourned meeting at https://expshareholdersummit.com and on a Current Report on Form 8-K that we will file with the SEC. Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted. Any adjournment of the Annual Meeting can be accessed at the same website listed above and you may vote at any postponement or adjournment using your same 16-digit control number.

Where can I find the voting results of the Annual Meeting?

Our intention is to announce the preliminary voting results at the Annual Meeting and to publish the final results within four business days after the Annual Meeting on a Current Report on Form 8-K to be filed with the SEC.

What are the requirements to propose actions for consideration at next year's annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

In order for stockholder proposals for the 2024 Annual Meeting of Stockholders to be eligible for inclusion in the proxy statement and form of proxy card for that meeting, we must receive the proposals no later than January 19, 2024 at our corporate headquarters, addressed to:

eXp World Holdings, Inc.

Attention: Corporate Secretary

2219 Rimland Drive, Suite 301

Bellingham, Washington 98226

with a copy via email: james.bramble@expworldholdings.com.

In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act, which sets forth the requirements for the inclusion of stockholder proposals in our sponsored proxy materials.

Stockholder Proposals and Nominations to be Presented at Next Year’s Annual Meeting

Our bylaws set forth the procedures you must follow in order to nominate a director for election or present any other proposal at an annual meeting of our stockholders, other than proposals intended to be included in our sponsored proxy materials. In addition to any other applicable requirements, for a stockholder to properly bring business before the 2024 Annual Meeting of Stockholders, the stockholder must give us notice thereof in proper written form, including all required information, no earlier than the close of business on January 22, 2024, nor later than the close of business on February 19, 2024 (provided, however, that the date of the annual meeting is more than thirty days before or more than seventy days after the anniversary date of the 2023 Annual Meeting of Stockholders, notice by the stockholder must be delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth  day following the day on which public announcement of the date of such meeting is first made by the Company), at our corporate headquarters, addressed to:

eXp World Holdings, Inc.

Attention: Corporate Secretary

2219 Rimland Drive, Suite 301

Bellingham, Washington 98226

with a copy via email: james.bramble@expworldholdings.com.

You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of our Amended and Restated Bylaws is available as Exhibit 3.2 to our Annual Report on Form 10-K for the year ended December 31, 2022 at https://www.sec.gov/Archives/edgar/data/1495932/000155837023002334/expi-20221231xex3d2.htm.

Vote Required for Election or Approval

eXp World Holdings Inc.’s only voting securities are the outstanding shares of common stock. As of the record date, March 22, 2023, there were 172,587,799 shares of common stock outstanding, of which 149,103,295 shares will be entitled to one vote on each proposal. As a result, up to a total of 149,103,295 shares of common stock will be entitled to one vote on each proposal. The shares outstanding do not include shares held as treasury stock which are not entitled to vote at the Annual Meeting.

Only stockholders of record as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. For the purpose of determining a quorum, we will treat as present at the Annual Meeting any proxies that are voted on any matter to be acted upon by the stockholders, as well as abstentions or any proxies containing broker non-votes.

Proposal 1 - Election of Directors

Each director will be elected by the affirmative vote of a majority of shares that are voting in the election. Abstentions and broker non-votes will not have any effect on the outcome of the election of directors because they are not counted as voting in the election.

Proposal 2 - Ratification of Appointment of Independent Auditor for 2023

The ratification of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2023 must be approved by affirmative votes constituting a majority of the shares that are voting on the matter. Abstentions will not have any effect on the outcome of the election of directors because they are not counted as voting in the election. Because this proposal is considered a routine matter, discretionary votes by brokers will be counted and we do not expect any broker non-votes.

Proposal 3 - Approval of 2022 Executive Compensation on an Advisory Basis

The advisory “say-on-pay” vote to approve the compensation to our named executive officers in 2022 as disclosed in this Proxy Statement must be approved by affirmative votes constituting a majority of the shares that are voting on the matter. Abstentions and broker non-votes will have no effect on the outcome of this proposal because they are not counted as voting.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect the entire Board of Directors to serve for the ensuing year and until their successors are elected and qualified. The Board has designated as nominees for election the seven persons named below, each of whom currently serves as a director.

Shares of common stock that are voted as recommended by the Board will be voted in favor of the election as directors of the nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares represented by a duly completed proxy may be voted in favor of such other person as may be determined by the proxy holders.

The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has proposed that the following seven nominees be elected at the Annual Meeting, each of whom will hold office until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

The authorized number of directors of the Company is currently set at eight, but pursuant to an action of the Board taken on March 30, 2023, Mr. Frederick was not nominated for re-election to the Board and the size of the Board will reduce to seven members upon the expiration of his term on May 19, 2023.

Name	Position	Age(1)	Date First Elected or Appointed
Glenn Sanford	Director, Chairman, Chief Executive Officer (EXPI and eXp Realty)	56	March 12, 2013
Darren Jacklin	Director	50	May 22, 2014
Jason Gesing	Director, Chief Industry Relations Officer	49	September 27, 2014
Randall Miles	Director	66	July 20, 2016
Dan Cahir	Director	40	November 29, 2018
Monica Weakley	Director and Independent Contractor Real Estate Agent	54	June 20, 2022
Peggie Pelosi	Director	67	January 26, 2023
(1)	As of April 6, 2023.

Glenn Sanford, our Chairman of the Board and director, and Chief Executive Officer of the Company and eXp Realty, LLC (“eXp Realty”), a subsidiary of the Company, beneficially owned approximately 28.76% of our outstanding common stock as of January 31, 2023. Penny Sanford, one of our stockholders, beneficially owned approximately 17.86% of our outstanding common stock as of January 31, 2023. Jason Gesing, our Chief Industry Relations Officer, and one of our directors and independent contractor real estate brokers, beneficially owned 1.64% of our outstanding common stock as of January 31, 2023. Gene Frederick, one of our independent contractor real estate brokers, beneficially owned 3.25% of our outstanding common stock as of January 31, 2023. In March 2021, Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick filed a Schedule 13D/A with the U.S. Securities and Exchange Commission (the “SEC”) indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. Accordingly, Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick collectively own a number of shares of our common stock sufficient to elect all of the members of the Board without the approval of any other stockholders. Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick are expected to vote for each director nominee.

Director Nominees’ Biographical and Related Information

Glenn Sanford

Mr. Sanford has served as the Company’s Chief Executive Officer and as one of our directors since March 13, 2013. Prior to real estate, Mr. Sanford was active at the executive level with a number of technology-related companies. In 1998, Mr. Sanford founded and served as President for eShippers.com, an online e-commerce and logistics company. Since 2002, Mr. Sanford has been actively involved in the residential real estate space. Mr. Sanford ran a large mega-agent team and consulted to Keller Williams International as a member of the Agent Technology Council in the areas of online client acquisition, client conversion and technology. Mr. Sanford was also a significant contributor to Keller Williams Internet Lead Generation Masterminds. In early 2007, Mr. Sanford launched BuyerTours Realty, LLC and grew the Company to three offices and into two states. After the decline in the real estate market in 2008, Mr. Sanford and his executive team rewrote the entire business model to reduce costs and provide consumers with more information and access. In October 2009, Glenn Sanford founded and launched eXp Realty, LLC as the first truly cloud-based national real estate brokerage which meant giving up the traditional brick and mortar environment and moving to a fully-immersive 3D virtual office environment where agents, brokers and staff collaborate across borders while learning and transacting business from anywhere in the world. Since that time, eXp Realty has quickly grown throughout the United States and internationally.

Today, Mr. Sanford serves as one of our directors and as Chairman of the Board of Directors, and as Chief Executive Officer of the Company and eXp Realty, LLC. The Board believes that Mr. Sanford is qualified to serve on our Board because of his business and management experience.

Darren Jacklin

Mr. Jacklin has served as an independent director of the Company since May 22, 2014. For over 25 years, Mr. Jacklin has worked as a global corporate trainer and has traveled four continents and over 48 countries mentoring entrepreneurs and business owners on specific and measurable strategies designed to increase their income, transform their obstacles into cash flow and turn their passion into profits. Since January 2017, Mr. Jacklin has also served as the Managing Director of Grandeur Capital Corp., Darren Jacklin Group of Companies which has residential and commercial real estate and business holdings across North America. In 2019, Mr. Jacklin also co-founded LY2NK Foundation, a family foundation for global philanthropy.

His ability to identify potential investment and growth opportunities has been recognized by Tiger 21, The Wall Street Journal, Yahoo Finance, NBC TV, CBS TV, Global TV international radio stations, magazines and newspapers, movie producers, best-selling authors, CEO’s and business experts worldwide.

Darren Jacklin currently sits on paid international boards of directors of OrbVest Ltd. and ReachOut IT. Mr. Jacklin has consulted with over 157 Fortune 500 companies such as Microsoft, AT&T, Black & Decker, Barclays Bank, as well as high school, college, university students and professional athletes and has connected with people in more than 130 countries.

The Board believes Mr. Jacklin is qualified to serve on our Board because of his business experience and venture capital background.

Jason Gesing

Mr. Gesing joined the Company in March 2010 and was appointed Chief Business Development Officer in September 2012, a position he held until June 2014. From June 2014 through September 2016, Mr. Gesing served as the Corporation’s President. From September 2016 through August 2018, Mr. Gesing served as Chief Executive Officer of our Real Estate Brokerage Division. Mr. Gesing reassumed the role of Chief Executive Officer of our Real Estate Brokerage Division in October 2019 which role he assumed until January 2023 when Mr. Gesing transitioned to Chief Industry Relations Officer. Mr. Gesing has over 15 years of experience in real estate in various capacities and holds a broker’s license in Massachusetts.

Mr. Gesing was an attorney with Murphy, Hesse, Toomey & Lehane, LLP in Boston, MA from 2002 to 2010. In his capacity as a lawyer, he obtained a broad base of experience in corporate, municipal, real estate, compliance, health care, construction, litigation, and administrative law, and advising clients on day to day issues and managing crises. He has acted in a variety of roles and undertaken a variety of matters including: corporate counsel; municipal counsel; hospital counsel; leasing, licensing and contract negotiation; governance and compliance; appearances before administrative hearing officers and state judges; defense of management in unfair labor practice charges; collective bargaining; internal investigations; and, owner representative in construction matters.

Mr. Gesing obtained a Bachelor of Arts (Magna Cum Laude) in 1996 from Syracuse University, and a Juris Doctor in 2002 from Boston College Law School. He is licensed to practice law in Massachusetts and New Hampshire.

The Board believes that Mr. Gesing is qualified to serve on our Board of Directors because of his business and legal experience.

Randall Miles

Mr. Miles has served as an independent director of the Company since July 2016 and was appointed Vice-Chairman on January 20, 2018. For over 25 years Mr. Miles has held senior leadership positions in global financial services, financial technology and investment banking companies. His extensive investment banking background at bulge bracket, regional and boutique firms advising financial services companies on strategic and capital structure needs has crossed many disciplines. Mr. Miles’ transactional and advisory experience is complemented by leadership roles at public and private equity backed financial technology, specialty finance and software companies that have included Chairman and CEO at LIONMTS where he was nominated for the Ernst & Young Entrepreneur of the Year award, CEO at Syngence Corporation, COO of AtlasBanc Holdings Corp. and CEO of Advantage Funding / NAFCO Holdings.

Mr. Miles is Managing Partner at SCM Capital Group, a global strategic and capital structure advisory firm, where he has served since in 2003. Previously, he served as Head of Investment Banking at Tigress Financial Partners, Managing Director at Riparian Partners, a division of Oppenheimer & Co., Inc. as Senior Managing Director, and Head of FIG and COO, Investment Banking at Cantor Fitzgerald & Co. Mr. Miles has held senior leadership roles at Oppenheimer& Co., D.A. Davidson and & Co., The First Boston Corporation (Credit Suisse), Meridian Capital and Greenwich Capital Markets. Mr. Miles has broad public, private and nonprofit board experience and has been active for many years in leadership roles with the Make-A-Wish Foundation. He presently serves on the boards of Troika Media Group, Inc., RESAAS Services Inc., Kuity, Corp., Arthur H. Thomas Company as Chairman, Independent Director, Chairman, and Vice Chairman respectively. Mr. Miles holds a BBA from the University of Washington and holds FINRA licenses Series 7, 24, 63 and 79.

The Board believes that Mr. Miles is well qualified to serve on the Company’s Board of Directors because of his extensive background in investment banking and financial services.

Dan Cahir

Mr. Cahir has served as an independent director of the Company since November 29, 2018. Mr. Cahir has more than 10 years of experience managing public and private equity investments across a variety of industries. Currently, Mr. Cahir serves as the Chief Executive Officer and Chief Investment Officer of Sapling Capital, LLC, positions he has held at Sapling Capital, LLC and its related entities since June 2018. Currently, Mr. Cahir serves as director of Exit Plan Capital, LLC.

From June 2013 to June 2018, Mr. Cahir served as a portfolio manager at Long Light Capital, managing a public equity portfolio and evaluating venture capital and private equity investments and allocations to external fund managers. From September 2011 to April 2013, Mr. Cahir was a member of the investment team at Ziff Brothers Investments, a private investment firm. From August 2007 to September 2009, Mr. Cahir was a member of the investment team at Madrone Capital Partners where he led the analysis on venture capital, private equity and public equity investments. Mr. Cahir began his career in September 2005 with Bain & Co., where he advised Fortune 500 and private equity clients on M&A, growth and efficiency initiatives until June 2007.

Mr. Cahir completed his studies and earned his Bachelor of Arts Degree in Economics in 2005, graduating with the summa cum laude distinction from Claremont McKenna College and completed his studies and earned a Master of Business Administration from Harvard Business School in 2011.

The Board believes that Mr. Cahir is qualified to serve on our Board of Directors because of his extensive experience in managing equity portfolios and well as advising Fortune 500 clients on M&A, growth and cost-cutting strategies.

Monica Weakley

Ms. Weakley joined eXp Realty as an independent contractor real estate agent in July 2017. Ms. Weakley has more than 19 years of experience in the real estate industry, including being a team leader. Ms. Weakley has also been coaching and training agents since 2007 and founded her own real estate referral service company, GhostPostr, in 2019. In 2021, Ms. Weakley joined the Company’s Agent Advisory Council which represents the interests of agents to the Board and other Company leadership. In 2022, Ms. Weakley was elected to our Board of Directors to represent agent interests.

Ms. Weakley completed her studies and earned her Bachelor of Science in Speech/Communications from Denison University in 1990.

The Board believes that Ms. Weakley is qualified to serve on our Board of Directors because of her experience in residential real estate and her leadership ability.

Peggie Pelosi

Ms. Pelosi joined the Company’s Board of Directors in January 2023 and was appointed as Chair of the Company’s ESG Committee and Nominating & Corporate Governance Committee in March 2023. Ms. Pelosi has more than 20 years of experience as a sales and network development professional and 15 years of experience as a corporate social responsibility and sustainability practitioner. Currently, Ms. Pelosi serves as the founding partner and strategic advisor of Orenda Social Purpose, positions she has held since September 2005. Since 2015, she has also served as the Executive Director of Innovators Alliance, a network of CEOs focused on sustainable and profitable growth through innovation. Prior to her career and academic work in corporate social responsibility and sustainability, Ms. Pelosi served as a member of USANA Health Sciences, Inc.'s (“USANA”) management team, first as Executive Director of Sales for Canada from 1999 until 2000 and then as Vice President of Network Development from 2000 until 2004. Since 2018, Ms. Pelosi has served as a member of USANA's Board of Directors and currently serves on USANA's Audit Committee, Compensation Committee, Governance, Risk & Nominating Committee, and serves as Chair of the Sustainability Committee.

Ms. Pelosi has received a graduate diploma from St. Michael’s College at the University of Toronto in Corporate Social Responsibility & Sustainability, and has completed the NACD Directorship Certification (NACD.CD) and the ESG Competent Boards Director Certification (GCB.D).

The Board believes that Ms. Pelosi is qualified to serve on our Board of Directors because of her experience in sales and network development and corporate social responsibility and sustainability.

Board Diversity

While neither the Board nor the Corporate Governance Committee has a formal written policy regarding director diversity, each of the Board and the Corporate Governance Committee considers the diversity of backgrounds and experience of nominees when electing director nominees and in evaluating Board composition. We believe the Board represents a body of qualified individuals with diverse thoughts, perspectives, experience and backgrounds.

Board Diversity Matrix (as of April 6, 2023)
Board Size:
Total Number of Directors	8(1)
	Female	Male	Non-Binary	Did not Disclose Gender
Gender:
Directors	2	6	0	0
Number of Directors who Identify in any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian (other than South Asian)	0	0	0	0
South Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1	0	0	0
Did not Disclose	0	0	0	0

(1)	Pursuant to an action of the Board taken on March 30, 2023, Mr. Frederick was not nominated for re-election to the Board and the size of the Board will reduce to seven members upon the expiration of his term on May 19, 2023.

Stockholder Communications to the Board

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by mailing correspondence in the following manner:

c/o Corporate Secretary

eXp WORLD HOLDINGS, INC.

2219 Rimland Drive, Suite 301

Bellingham, WA 98226

with a copy via email to: james.bramble@expworldholdings.com.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our Corporate Secretary will initially receive and process communications before forwarding them to the addressee. All communications from stockholders will be promptly forwarded to the addressee(s).

Recommendation

THE BOARD OR DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Corporate Governance

Board of Directors Overview

Under our Bylaws and Delaware General Corporation Law, our business and affairs are managed by or under the direction of the Board of Directors, which selectively delegates responsibilities to its standing committees. The Board is responsible for the control and direction of the Company. The Board represents the stockholders and its primary purpose is to build long-term stockholder value. Our Chairman of the Board is our Chief Executive Officer, Glenn Sanford. The Board believes that this leadership structure is appropriate given Mr. Sanford’s role in founding eXp World Holdings, Inc. and his significant ownership stake. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of stockholders.

The Board maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Equity Committee, and an ESG Committee. The Board has adopted charters for the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and ESG Committee and those charters are to be reviewed annually by the committees and the Board. The charter of each of those committees is available on our website at https://expworldholdings.com/investors/governance/. The committees have the functions and responsibilities described in the sections below.

Controlled Company

Under the rules of The Nasdaq Stock Market (“Nasdaq”), a company is a “controlled company” if more than 50% of the combined voting power for the election of directors is held by an individual, group or another company. Glenn Sanford beneficially owned approximately 28.76% of our outstanding common stock as of January 31, 2023. Penny Sanford beneficially owned approximately 17.86% of our outstanding common stock as of January 31, 2023. Jason Gesing beneficially owned 1.64% of our outstanding common stock as of January 31, 2023. Gene Frederick beneficially owned 3.25% of our outstanding common stock as of January 31, 2023. Each of Messrs. Sanford, Gesing, and Frederick serve in certain employment, independent contractor, and/or directorship roles with the Company, as applicable, as discussed herein (see “Director Nominees’ Biographical and Related Information” above).

In March 2021, Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick filed a Schedule 13D/A with the SEC indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. Accordingly, Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick collectively own a number of shares of our common stock sufficient to elect all of the members of the Board without the approval of any other stockholders. As a result of this concentration, we are a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Accordingly, we currently avail ourselves of the “controlled company” exception available under the Nasdaq rules which exempt us from certain corporate governance requirements, including the requirements that we have a majority of independent directors on our Board, that compensation of the executive officers be determined, or recommended to the Board for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and that director nominees be selected, or recommended for the Board’s selection, by a majority of the independent directors or a nominations committee comprised solely of independent directors. These exemptions do not modify the independence requirements for our Audit Committee. Presently, we utilize these “controlled company” exemptions to the corporate governance requirements of Nasdaq, and as a result, our Nominating and Corporate Governance Committee and Compensation Committee do not consist entirely of independent directors. Accordingly, you do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Director Independence

Our Board annually reviews the independence of all non-employee directors. Our Board has determined, after considering all the relevant facts and circumstances, including information requested from and provided by each director concerning his or her background, employment and affiliation, including family relationships, that Mr. Jacklin, Mr. Miles, Mr. Cahir, and Ms. Pelosi are independent directors, as defined by the listing standards of Nasdaq and the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment. There are no family relationships among any of our directors and director nominees or executive officers.

Board Meetings and Committees

The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances are required. There was a total of thirteen Board meetings during fiscal year ending 2022. All incumbent directors attended at least 75% of the aggregate number of the meetings of the Board and committees on which they served occurring during this period. Each then-current member of the Board attended the 2022 annual meeting of the stockholders. Our bylaws authorize our Board of Directors to appoint, from among its members, one or more committees, each consisting of one or more directors. Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating & Corporate Governance Committee, and an ESG Committee. As discussed below, the Board has one ad hoc committee, the Equity Committee, which is designated and overseen by the Board. The Committees keep the Board informed of their actions and aid the Board in fulfilling its oversight responsibility to stockholders. The table below provides current membership information. The members of our Audit Committee consist entirely of independent directors.

Director	Independent	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	ESG Committee	Equity Committee
Glenn Sanford			Chair			X
Darren Jacklin	X	X			X
Jason Gesing				Chair
Randall Miles	X	Chair	X	X
Dan Cahir	X	X	X
Monica Weakley					X
Peggie Pelosi	X			X	Chair

The functions performed by these Committees, which are set forth in more detail in their charters, (as applicable), and the meeting information for each committee for the last fiscal year are summarized below.

Board Oversight of Risk

The Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable the Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The Board is responsible for monitoring and assessing strategic risk exposure, while the Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee, Nominating and Corporate

Governance Committee, Compensation Committee, Equity Committee, and ESG Committee support our Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Our Company is a leader in the industry due in large part to our cloud-based brokerage model. Our business, and particularly our cloud-based platform, is reliant on the uninterrupted functioning of our information technology systems. The secure processing, maintenance, and transmission of information are critical to our operations, especially the processing and closing of real estate transactions. The Board, with consultation from Mr. Shoeb Ansari, in his capacity as Chief Information Officer, oversaw the employment of measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems) during the fiscal year ending 2022.

The Audit Committee

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audit of the Company’s financial statements. To fulfill this obligation, the Audit Committee relies on the Company’s management, internal audit department, and independent auditors and their respective reports, controls and procedures.

The Audit Committee currently consists of Mr. Miles, Mr. Jacklin, and Mr. Cahir, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Our Board of Directors has determined that Mr. Miles qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Miles also serves as the Chair of the Audit Committee. There were a total of six Audit Committee meetings during the fiscal year ending 2022.

The Compensation Committee

The purpose of the Compensation Committee is to carry out the responsibilities delegated by the Board relating to the review and determination of executive and director compensation. The Compensation Committee’s goal is to ensure that the Company’s compensation programs are designed to attract and retain qualified officers, directors and employees, reward and encourage maximum individual and corporate performance, promote accountability, and ensure alignment with stockholder interests.

The Compensation Committee currently consists of Mr. Sanford, Mr. Miles, and Mr. Cahir. Messrs. Miles and Cahir are independent directors of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to Sarbanes-Oxley. Mr. Sanford serves as the Chair of the Compensation Committee. There were a total of four Compensation Committee meetings during the fiscal year ending 2022.

The Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to carry out the responsibilities designated by the Board relating to the Company’s director nominations and procedures and any related matters required by the federal securities laws.

The Nominating and Corporate Governance Committee currently consists of Mr. Gesing, Mr. Miles and Ms. Pelosi. Mr. Miles and Ms. Pelosi are independent directors of our company under Nasdaq listing standards, as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Mr. Gesing serves as the Chair of the Nominating and Corporate Governance Committee. There were a total of four Nominating and Corporate Governance Committee meetings during the fiscal year ending 2022.

The Equity Committee

The Equity Committee, designated by the Board, has authority to make grants of equity of the Company’s common stock under the Company’s 2015 Equity Incentive Plan, within guidelines provided by the Board, to individuals who qualify. The Equity Committee currently consists of Mr. Sanford, in his capacity as a member of the Board. The Equity Committee reports to the Board periodically and upon request.

The ESG Committee

The ESG Committee was formed in March 2023 after completion of the Company’s materiality assessment. The purpose of the ESG Committee is to carry out the responsibilities designated by the Board regarding the oversight of the Company’s risks, opportunities, strategies, goals, and policies and procedures related to sustainability and environmental, social, and governance (“ESG”) matters.

The ESG Committee currently consists of Mr. Jacklin, Ms. Weakley, and Ms. Pelosi. Mr. Jacklin and Ms. Pelosi are independent directors of our company under Nasdaq listing standards, as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. Ms. Pelosi serves as the Chair of the ESG Committee.

Director Nominations

In making its selection of director candidates, the Nominating and Corporate Governance Committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. The Nominating and Corporate Governance Committee identifies and evaluates nominees for our Board based on these and other factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, expertise in areas relevant to the strategy and operations of our company, diversity, and the extent to which the nominee would fill a present need on our Board. The activities and associations of candidates are also reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our Board. The Nominating and Corporate Governance Committee does not have a written policy on the consideration of director candidates recommended by stockholders, as it is the view of the Board that all candidates, whether recommended by a stockholder or the Nominating Corporate Governance Committee, shall be evaluated based on the same established criteria for persons to be nominated for election to the Board and its committees. The Nominating and Corporate Governance Committee and the Board have deemed it to be in the best interests of the Company and our stockholders to reserve one position on the Board to be filled by an agent of the Company so that our agents’ needs, ideas and concerns are represented on the Board. During 2022, Ms. Felicia Gentry filled this dedicated position until June 2022, when Ms. Monica Weakley was appointed to this dedicated position. The Nominating and Corporate Governance Committee and Board are proposing that Monica Weakley be reelected as a member of the Board to fill that dedicated position pursuant to this Proxy Statement.

Code of Business Conduct and Ethics

The Company adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers (including its chief executive officer, chief financial officer, chief accounting officer, controller and any person performing similar functions) and employees. The Company has made the Code of Ethics available on its website at https://expworldholdings.com/wp-content/uploads/2022/11/Code_of_Business_Conduct_and_Ethic.pdf.

Compensation Committee Interlocks and Insider Participation

Currently, the members of our Compensation Committee are Messrs. Sanford, Miles and Cahir. Neither Mr. Miles nor Mr. Cahir currently serve, or in the past year has served, as an officer or employee of the Company. Mr. Sanford currently serves, and during the past year served, as the Company’s Chief Executive Officer and employee of the Company. None of our NEOs, except for Messrs. Sanford and Gesing, currently serves, or in the past year has served, as a member of the Board, and none of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Non-Employee Director Compensation

Our non-employee director compensation program is intended to enhance our ability to attract, retain and motivate directors of exceptional ability and to promote the common interest of directors and stockholders in enhancing the value of the common stock. The Board of Directors reviews and approves director compensation and the Nominating and Corporate Governance Committee has the authority to engage a consulting firm to evaluate director compensation.

During the year ended December 31, 2022, all directors except Messrs. Sanford and Gesing qualified as non-employee directors; Mr. Sanford and Mr. Gesing do not receive compensation for their directorship activities. While Ms. Gentry, Ms. Weakley, and Mr. Frederick are independent contractor real estate agents of eXp Realty, such persons are not employees of the Company or any of its subsidiaries and do receive compensation for their directorship activities in addition to their real estate agent commission and related income, as described below.

Independent Director Compensation

Under our independent director compensation policy, independent directors are eligible to receive certain cash retainers and equity awards in lieu of any individual compensatory arrangements. The Board believes that this policy provides for transparency and parity of compensation among directors. Pursuant to that policy, independent directors are eligible to receive up to $200,000 in cash compensation annually, paid monthly. Independent directors that assume leadership roles are eligible to receive additional annual cash compensation equal to: $25,000 for the Vice Chairman, paid monthly; $50,000 for the Audit Committee Chairman, paid monthly; $25,000 for the Compensation Committee Chairman, paid monthly; $25,000 for the Nominating and Governance Committee Chairman, paid monthly; and $25,000 for the ESG Committee Chairman, paid monthly. When an independent director is first elected to the Board, he or she will be eligible to receive a stock option having a value of up to $300,000 using the Black Scholes valuation methodology, which will vest monthly in equal installments over three years, subject to continued service. Additionally, each independent director is eligible to receive additional annual stock options beginning upon the commencement of his or her fourth year of directorship and each year thereafter, with each annual grant having a value of up to $100,000 per year using the Black Scholes valuation methodology and which will vest monthly in equal installments over a period of three years, subject to continued service. Independent director option grants are administered under and subject to the Company’s 2015 Equity Incentive Plan.

For the year ended December 31, 2022, Mr. Jacklin’s cash compensation for his directorship activities was $183,343. For the year ended December 31, 2022, Mr. Miles’ cash compensation was $275,000 and he was issued a stock option having a value of $100,178 on July 31, 2022, which vests monthly in equal installments over three years, in each case for directorship activities. For the year ended December 31, 2022, Mr. Cahir’s cash compensation was $216,680 for directorship activities and he was issued a stock option having a value of $100,329 on November 29, 2022, which vests monthly in equal installments over three years, for directorship activities. For the year ended December 31, 2022, Ms. Pelosi was not a director of the Company and received no compensation from the Company.

Real Estate Agent Director Seat Compensation

In June 2022, the Compensation Committee recommended, and the Board adopted, a formal policy pursuant to which our rotating agent director position is eligible to receive $25,000 annual cash compensation for directorship services, paid monthly, and an annual stock option award having a value of $25,000 using the Black Scholes valuation methodology, which will vest monthly in equal installments over a period of one year, subject to continued service. During 2022, Ms. Gentry filled the dedicated agent director position until Ms. Weakley was elected in June 2022, who currently fills the agent director position. For the year ended December 31, 2022, Ms. Gentry received cash compensation of $12,500 for her directorship activities which ceased June 19, 2022. Additionally, for the year ended December 31, 2022, Ms. Gentry received the following compensation in her role as an independent director real estate agent of eXp Realty and not in connection with her directorship activities:

●	stock awards valued at $402 under our Agent Growth Incentive Program;
●	cash payment of $4,035 under our revenue share program;
●	cash payment of $5,273 for earned commission;
●	income of $30 for her discount in connection with her participation in our Agent Equity Program; and
●	income of $1,031 in connection with her participation in our Agent Growth Incentive Program.

In addition, Ms. Gentry receives compensation in the capacity as a consultant to the Company pursuant to a consultant agreement entered into in March 2020 between Ms. Gentry and the Company, whereby Ms. Gentry provides certain diversity and inclusion services to the Company. For the year ended December 31, 2022, Ms. Gentry received cash payments of $53,336 in connection with her role as a consultant of the Company. As of the date that Ms. Gentry ceased providing directorship services, she had no unvested equity awards or unexercised options related to her directorship services.

Ms. Weakley’s directorship services commenced on June 20, 2022. For the year ended December 31, 2022, Ms. Weakley’s cash compensation was $13,333 and she was issued stock options having a value of $25,021 in connection with her election, which vests monthly in equal installments over one year, for directorship activities. Additionally, for the year ended December 31, 2022, Ms. Weakley received the following compensation in her role as an independent director real estate agent of eXp Realty and not in connection with her directorship activities:

●	stock awards valued at $7,680 under our Agent Growth Incentive Program;
●	cash payment of $119,262 under our revenue share program;
●	cash payment of $176,822 for earned commission;
●	income of $873 for her discount in connection with her participation in our Agent Equity Program; and
●	income of $12,830 in connection with her participation in our Agent Growth Incentive Program.

Other Real Estate Agent Director Compensation

Historically, the Board has performed pursuant to an informal policy according to which Mr. Frederick was eligible to receive compensation equal to $24,000 per year, which may be paid as cash compensation or as a stock award having an equal value, as determined in the discretion of the Board. For the year ended December 31, 2022, Mr. Frederick received $24,089 in stock awards for his directorship activities. Mr. Frederick did not receive any cash payments for his directorship activities for the year ended December 31, 2022. Additionally, for the year ended December 31, 2022, Mr. Frederick received the following compensation in his role as an independent contractor real estate agent of eXp Realty and not in connection with his directorship activities:

●	stock awards valued at $11,330 under our Agent Growth Incentive Program; and
●	cash payment of $8,500,969 under our revenue share program.

Pursuant to an action of the Board taken on March 30, 2023, Mr. Frederick was not nominated for re-election to the Board and the size of the Board will reduce to seven members upon the expiration of his term on May 19, 2023.

General

As a general matter, directors are reimbursed for reasonable out-of-pocket expenses incurred in the performance of duties as a Board member. With respect to option awards and stock awards, the dollar amounts described above and shown below represent the aggregate grant date fair value of stock awards and stock options granted, with the fair value determined at the date of grant in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date. Option award vesting is contingent on continued service and stock awards are granted fully vested.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director during fiscal year 2022 who served on our Board during the fiscal year 2022:

Name	Fees Earned or Paid in Cash(1)		Option Awards(2)	Stock Awards(3)		All Other Compensation		Total
Darren Jacklin (4)	$183,343		$-	$-		$-		$183,343
Gene Frederick (5)	$-		$-	$35,419	(6)	$8,500,969	(7)	$8,536,388
Randall Miles (8)	$275,000	(9)	$100,178	$-		$-		$375,178
Dan Cahir (10)	$216,680		$100,329	$-		$-		$317,009
Felicia Gentry (11)	$12,500		$-	$402	(12)	$63,705	(13)	$76,607
Monica Weakley (14)	$13,333		$25,021	$7,680	(15)	$309,787	(16)	$355,821

(1)	The dollar amounts shown represent all director fees earned in 2022 (excluding fees which may have been earned in 2021, but were paid in 2022, and including fees which may have been earned in 2022, but were paid in 2023).
(2)	The dollar amounts shown represent the aggregate grant date fair value of stock options granted in 2022, determined at the date of grant in accordance with FASB ASC Topic 718. The assumptions used in the valuation of the stock options are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(3)	The dollar amounts shown represent the grant date fair value of stock awards granted in 2022, with the fair valued determined at the date of grant in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date. The assumptions used in the valuation of the stock options are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(4)	As of December 31, 2022, Mr. Jacklin had 11,482 unexercised option awards.
(5)	Pursuant to an action of the Board taken on March 30, 2023, Mr. Frederick was not nominated for re-election to the Board and the size of the Board will reduce to seven members upon the expiration of his term on May 19, 2023. As of December 31, 2022, Mr. Frederick had no unexercised option awards.
(6)	Includes stock awards valued at $24,089 granted to Mr. Frederick for his directorship activities and stock awards valued at $11,330 for his participation in our Agent Growth Incentive Program in connection with his role as an independent contractor real estate agent of eXp Realty.
(7)	“All Other Compensation” fees payable to Mr. Frederick represents cash payments of $8,500,969 under our revenue share program.
(8)	As of December 31, 2022, Mr. Miles had 68,104 unexercised option awards.
(9)	Includes $200,000 paid to Mr. Miles for his general directorship activities, plus $25,000 for his directorship activities as Vice Chairman, plus $50,000 for his directorship activities as Audit Committee Chairman.
(10)	As of December 31, 2022, Mr. Cahir had 167,913 unexercised option awards.
(11)	Ms. Gentry ceased serving as a director on June 19, 2022. As of December 31, 2022, Ms. Gentry had 836 unexercised option awards.
(12)	Includes stock awards valued at $402 for Ms. Gentry's participation in our Agent Growth Incentive Program in connection with her role as an independent contractor real estate agent of eXp Realty.
(13)	“All Other Compensation” fees payable to Ms. Gentry include: cash payment of $4,035 under our revenue share program, commission equal to $5,273, income of $30 for Ms. Gentry's discount in connection with her participation in our Agent Equity Program, and income of $1,031 for Ms. Gentry's participation in our Agent Growth Incentive Program, each in connection with her role as an independent contractor real estate agent of eXp Realty, and cash payments of $53,336 for services provided by Ms. Gentry to the Company in her capacity as a consultant.
(14)	Ms. Weakley was elected as a director on June 20, 2022. As of December 31, 2022, Ms. Weakley had 3,567 unexercised option awards.
(15)	Represents stock awards for Ms. Weakley’s participation in our Agent Growth Incentive Program in connection with her role as an independent contractor real estate agent of eXp Realty.
(16)	“All Other Compensation” fees payable to Ms. Weakley includes cash payment of $119,262 under our revenue share program, commission equal to $176,822, income of $873 for Ms. Weakley's discount in connection with her participation in our Agent Equity Program, and income of $12,830 in connection with Ms. Weakley's participation in our Agent Growth Incentive Program, each in connection with her role as an independent contractor real estate agent of eXp Realty.

Termination Arrangements or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors in their capacity as such. Our directors may receive stock options and stock grants at the discretion of our Board as discussed above. Except as otherwise indicated, we do not have any bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors for directorship activities.

Any option awards granted to a Director may be exercised: (i) for 90 days after his or her termination of services, (ii) for 12 months after his or her death (if such death occurred during such person’s directorship or if such death occurred during the 90 days after termination), and (iii) for 6 months after certain events of disability, but in each case only to the extent such option(s) would have been exercisable by such person on the date of termination, death or disability. Pursuant to the terms of the Company’s 2015 Equity Incentive Plan, the Board may, but is not obligated to, accelerate, vest, cancel for fair value, or issue substitute awards for any option awards upon a change of control of us. There are no other arrangements for resignation, retirement, other termination, or change in control arrangements with any directors in their capacity as such.

Our cloud office has enabled us to introduce and maintain a gross revenue sharing plan whereby each of our agents and brokers can participate in and from which they can receive monthly and annual overrides on the gross commission income resulting from transactions consummated by agents and brokers who they have attracted to our company. Mr. Frederick, Ms. Gentry, and Ms. Weakley are participants in the Company’s revenue share plan in their capacities as independent contractor real estate agents or brokers of the Company and would (and will, with respect to Mr. Frederick) continue to receive those benefits similar to all other agents and brokers of eXp Realty even after ceasing their directorship services so long as they maintain active real estate licenses and are not affiliated as an agent or broker with a competitive brokerage, consistent with the Company’s revenue share plan. Mr. Gesing participates in the revenue share program in his capacity as an employee of the Company with a broker’s license, but not in his role as a director. Mr. Sanford would continue to receive revenue if his employment with the Company ceased (see “Compensation Discussion and Analysis - Quarterly Revenue Share Cash Bonus” below).

Anti-Hedging and Anti-Pledging Policies

Certain transactions in our securities (such as short sales, hedging, and transactions in derivatives) create a heightened compliance risk or could create the appearance of misalignment between executive officers and stockholders. In addition, securities that are pledged as collateral or held in a margin account create a risk of being sold without consent if the owner fails to meet a margin call or defaults on the secured obligation, thus creating the risk that a sale may occur at a time when a person is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy prohibits all Company insiders, including our directors, from engaging in short sales, derivative securities transactions, including hedging, with respect to Company securities, and from pledging Company securities as collateral.

Related Party Transactions

See “Certain Relationships and Related Transactions” below.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR FOR 2023

Appointment of Independent Auditor by Audit Committee

Our Audit Committee has engaged Deloitte & Touche LLP, or “Deloitte”, as our independent registered public accounting firm to perform the audit of our financial statements, including internal controls over financial reporting, for the fiscal year ended December 31, 2023, and we are asking you to ratify this appointment. Deloitte began serving as our independent registered public accounting firm beginning in 2019.

Under the rules and regulations of the SEC and Nasdaq, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of our independent auditors. In making the determination to re-appoint Deloitte for 2023, the Audit Committee considered, among other factors, Deloitte’s global capabilities; the quality and candor of Deloitte’s communications with the Audit Committee and management; and the appropriateness of Deloitte’s fees. Although ratification of the appointment of Deloitte is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte to stockholders for ratification as a matter of good corporate governance.

Proposed Ratification of Independent Auditor

The Board of Directors and the Audit Committee believe that the retention of Deloitte as the Company’s independent auditor is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of Deloitte, the Audit Committee will evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2024 fiscal year. In addition, if stockholders ratify the selection of Deloitte as independent auditor, the Audit Committee may nevertheless periodically request proposals from the major registered public accounting firms and as a result of such process may select Deloitte or another registered public accounting firm as our independent auditor.

A representative of Deloitte is expected to be present at the Annual Meeting. In addition to having the opportunity to make a statement, the Deloitte representative will be available to respond to any appropriate questions.

Fees

All services provided by our Deloitte are pre-approved by the Audit Committee. The Audit Committee is presented, for approval, a description of the audit-related, tax and other services expected to be performed by Deloitte during the fiscal year. The Audit Committee determined that all services provided by our independent registered accountants during the fiscal year ended December 31, 2022 were compatible with maintaining their independence. The following table sets forth the fees billed or to be billed by Deloitte for professional services rendered with respect to the fiscal years ended December 31, 2022 and 2021, which fees were approved by our Audit Committee.

Fee Category	2022	2021
Audit Fees (1)	$2,504,623	$1,769,300
Audit-Related Fees (2)	$-	$-
Tax Fees (3)	$162,529	$155,750
All Other Fees (4)	$-	$-
Total Fees	$2,667,152	$1,925,050
(1)	Audit Fees consist of fees billed for professional services provided in connection with the audit of our annual consolidated financial statements and internal controls, and the reviews of each of the quarterly consolidated financial statements included in our Forms 10-Q.

(2)	Audit-Related Fees consist of fees billed for accounting advisory services related to the accounting treatment of transactions or events, including acquisitions, and to the adoption of new accounting standards, as well as additional procedures related to accounting records performed to comply with regulatory reporting requirements and to provide certain attest reports.
(3)	Tax fees are related to services for U.S. federal, state, local, international, and other permissible tax advisory and consultation services.
(4)	All Other Fees consist of fees for products and services described above.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

Report of the Audit Committee of the Board of Directors

The Audit Committee is composed solely of independent directors meeting the applicable requirements of the Nasdaq rules. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Company’s independent auditor is engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting.

Consistent with its monitoring and oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2022 (the “Audited Financial Statements”), management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent auditor’s evaluation of the Company’s system of internal control over financial reporting. The Audit Committee has discussed with Deloitte, the Company’s independent auditor, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, Communications with Audit Committees. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the auditors’ independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Randall Miles, Chair

Dan Cahir

Darren Jacklin

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this Report of the Audit Committee shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “2022 Named Executive Officer Compensation” section of this Proxy Statement. Our executive compensation programs are designed to support our long-term success. The Compensation Committee has structured our executive compensation program to tie total compensation to long-term stockholder value, as reflected primarily in our stock price. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

Accordingly, stockholders are being asked to vote on the following resolution:

Resolved: That the stockholders approve the compensation paid to the “named executive officers” of eXp World Holdings, Inc. with respect to the fiscal year ended December 31, 2022, as disclosed, pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, in the Proxy Statement for the 2023 Annual Meeting of Stockholders, including the compensation tables and narrative discussion set forth under “Compensation Discussion and Analysis” therein.

This item is being presented pursuant to Section 14A of the Exchange Act. Although this advisory vote is not binding, the Compensation Committee will consider the voting results when evaluating our named executive officer compensation program.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

Executive Officers

Summary of Executive Officers

The names of our executive officers and their ages, their positions with our Company, and other biographical information, as of the date of this proxy statement, are set forth below. Executive officers are appointed by our Board of Directors to hold office until their successors are elected and qualified or operate in such capacity as a function of their job role and serve in such capacity until termination, resignation or change of job duties. There are no family relationships among our executive officers.

Name	Position	Age	Date First Elected, Appointed or Hired
Glenn Sanford	Director, Chairman, Chief Executive Officer (EXPI and eXp Realty)	56	March 12, 2013
Jason Gesing(1)	Director and Chief Industry Relations Officer	49	September 27, 2014
Jeff Whiteside	Chief Financial Officer and Chief Collaboration Officer	60	November 1, 2018
James Bramble	Chief Legal Counsel, General Counsel, and Corporate Secretary	53	March 18, 2019
Michael Valdes	Chief Growth Officer, eXp Realty	56	May 4, 2020
Courtney Keating	Chief Marketing Officer	46	June 15, 2020
Kent Cheng	Chief Accounting Officer	56	April 15, 2021
Shoeb Ansari	Chief Information Officer	57	March 21, 2022
Leo Pareja	Chief Strategy Officer, eXp Realty	40	May 23, 2022
(1)	As of January 3, 2023, Mr. Gesing is no longer an executive officer of the Company in his capacity as Chief Industry Relations Officer.

Business Experience of our Executive Officers

The following is a brief description of the business experience and education of each executive officer during at least the past five years, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out. The description of the business experience and education of our executive officers that are also director nominees is set out above under “Proposal 1 – Election of Directors, Director Nominees’ Biographical and Related Information.”

Glenn Sanford

Mr. Sanford’s biography can be found under “Proposal 1 – Election of Directors, Director Nominees’ Biographical and Related Information.” As of January 3, 2023, Mr. Sanford was appointed CEO of eXp Realty, LLC in addition to his other roles.

Jason Gesing

Mr. Gesing’s biography can be found under “Proposal 1 – Election of Directors, Director Nominees’ Biographical and Related Information.” As of January 3, 2023, Mr. Gesing is no longer an executive officer of the Company in his capacity as Chief Industry Relations Officer.

Jeff Whiteside

Mr. Whiteside joined the Company as its Chief Financial Officer and Chief Collaboration Officer on November 1, 2018.  Mr. Whiteside works closely with Mr. Sanford, our CEO, across the Company and the teams in eXp Realty, finance, technology, marketing, legal, human resources, new business development, M&A, international markets, investor relations, and Virbela. Mr. Whiteside has more than 30 years of experience in global finance and operational leadership including executive positions at General Electric, Pitney Bowes, and RM Sotheby’s Auctions. Additionally, Mr. Whiteside held the positions of Chief Financial Officer and Chief Operating Officer at three software and technology companies. Mr. Whiteside has extensive international experience from living and working in Asia, Australia, Europe, and Canada.

Recently, Mr. Whiteside founded and served as the Auction Director at Saratoga Automobile Museum, a not-for-profit institution focusing on the impact of the automobile, from November 2016 through October 2018, Chief Operating Officer of Saratoga Juice Bar, LLC from January 2015 through November 2016, Chief Operating Officer and Chief Financial Officer at RM Sotheby’s Auctions in 2014 and 2015, and Vice President and Group Financial Officer at Pitney Bowes from 2008 through 2013.

Mr. Whiteside is a graduate of Rensselaer Polytechnic Institute, obtaining both his B.S. (with an emphasis in Managerial Economics) and M.B.A. in 1986.

James Bramble

Mr. Bramble joined the Company as its Chief Legal Counsel and General Counsel on March 18, 2019. Mr. Bramble was appointed as the Company’s Corporate Secretary on October 1, 2019. As Chief Legal Counsel and General Counsel, Mr. Bramble oversees the company’s legal affairs, including corporate governance, litigation and compliance. Mr. Bramble has over 20 years of international business experience and has transformed the Company’s legal and compliance functions to empower an agent-centric, globally-scaled organization. Mr. Bramble is an active member of the Association of Corporate Counsel (ACC) and is a licensed real estate agent. Mr. Bramble champions eXtend a Hand, the Company’s charitable foundation and leverages his expertise in service of his community and on non-profit and private company boards.

Recently, Mr. Bramble served as Chief Legal Officer, General Counsel and Corporate Secretary at USANA, a producer of nutritional products, dietary supplements and skincare products, from February 1998 until 2018. Currently, Mr. Bramble serves as a member of the board of directors and as Corporate Secretary of Vasayo, LLC.

Mr. Bramble is a graduate of University of Utah where he obtained his B.S. (majoring in Political Science) and J.D.

Michael Valdes

Mr. Valdes joined the Company on May 5, 2020 and served as our Executive Vice President of International Expansion until September 2020 when Mr. Valdes became our President of eXp Global. In July 2022, Mr. Valdes was promoted to Chief Growth Officer, eXp Realty. Mr. Valdes brings more than 25 years of expertise in global real estate and finance to eXp Realty. From November 2018 to May 2020, Mr. Valdes was Senior Vice President of Global Servicing for all brands of Realogy Corporation, an integrated provider of real estate services in the U.S., including Better Homes & Gardens, Century 21, Coldwell Banker, Corcoran, ERA and Sotheby’s International Realty. In his role, Mr. Valdes oversaw the international servicing platform for all Realogy brands across more than 100 countries and opened more than 70 countries during his tenure. Prior to that, Mr. Valdes was Global Vice President of Sotheby’s International Realty, a franchise focusing on brokering and marketing of residential real estate, from December 2014 until May 2020.

Courtney Keating

Ms. Keating joined the Company as our Chief Marketing Officer on June 15, 2020. Ms. Keating is responsible for rebranding and amplifying the Company’s brands and overseeing all areas of marketing, including enhancing the Company’s value proposition for agents, brokers, and customers. Ms. Keating has over two decades of marketing and innovation experience and has held various leadership roles at Roostify, CoreLogic and General Electric.

From November 2018 until May 2020, Ms. Keating served as the CMO at Roostify, a digital lending platform that historically processed nearly $35 billion a month in home loans. From December 2016 until November 2018, Ms. Keating led marketing and innovation at CoreLogic, a property data company, in her role as Executive, Marketing and Innovation Solutions. Previously, Ms. Keating spent 15 years at General Electric, namely as VP, New Products for GE Capital Retail Finance in the U.S. and internationally.

Ms. Keating is a graduate of University of Arkansas where she obtained both her BSBA in Marketing Management and MBA.

Kent Cheng

Mr. Cheng joined the Company as Global Controller on March 30, 2020 and was appointed the Company’s Chief Accounting Officer on April 15, 2021. Mr. Cheng is responsible for leading and developing the Company’s global accounting, finance practices and procedures. He also ensures the preparation and analysis of all financial reports comply with applicable regulations. Mr. Cheng has decades of finance expertise in global finance, accounting and information technology functions in large, complex and geographically dispersed multi-billion-dollar global businesses.

From July 2019 until March 2020, Mr. Cheng served as the Corporate Controller at Ocean Spray, an agricultural cooperative of growers of cranberries and grapefruit, where he oversaw corporate accounting, internal controls, financial reporting, and global tax and cost accounting. Prior to that Mr. Cheng served as Global Finance Director of The Chemours Company, a chemical company, from November 2015 until March 2019. Prior to Chemours, Mr. Cheng worked in the finance department at Akzo Nobel, Dow Chemical, Rohm and Haas, and General Electric.

Mr. Cheng is a graduate of Utah State University, where he obtained his Masters of Accounting and Sun Yat-Sen University, where he obtained a Bachelor of Business Administration. Mr. Cheng is a member of American Institute of Certified Public Accountants.

Shoeb Ansari

Mr. Ansari joined the Company as its Chief Information Officer on March 21, 2022. As Chief Information Officer, Mr. Ansari leads solution delivery functions covering product management, software engineering, product launch, project management, data services and innovation along with managing technology infrastructure and services for the Company and its subsidiaries. Mr. Ansari brings more than 25 years of experience in business and information technology management, helping companies manage their product and technology functions.

Most recently, Mr. Ansari was a key member of the executive leadership team, in his capacity of Chief Technology Officer, at RealPage, Inc., a provider of property management software, from May 2020 to March 2022. At RealPage, Inc., Mr. Ansari led their global engineering organization to deliver and support their vast SaaS platform serving the multi-family property management industry. Previously, Mr. Ansari served as the Chief Product Officer and Chief Information Officer at Travel Leaders Group, a provider of personalized vacation packages, travel deals and travel services, from October 2016 to May 2020 where he was responsible for product/solution delivery and technology infrastructure to support over 45,000 agents serving both corporate and leisure travelers.

Mr. Ansari is a graduate of Southern Methodist University where he obtained his M.B.A. and University of Oklahoma where he received his B.S. in Computer Sciences.

Leo Pareja

Mr. Pareja joined the Company as its President of Affiliated Services in July 2022 and was subsequently promoted to Chief Strategy Officer, eXp Realty in November 2022. As Chief Strategy Officer, Mr. Pareja creates strategies that reinforce and evolve eXp Realty's competitive advantage and industry-leading agent value proposition while also optimizing the organization at large, seizing new opportunities for growth. Mr. Pareja brings more than 20 years of real estate experience and has been recognized as a top real estate agent in RealTrends' The Thousand report, a No. 1 agent on the National Association of Hispanic Real Estate Professionals' (NAHREP) Top 250 list and a 30 under 30 agent in Realtor® Magazine. Mr. Pareja co-founded one of the largest private lending companies on the U.S. East Coast, as well as a fast-growing MLS technology vendor. He has served as founding president of NAHREP's Metro D.C. chapter, and later as national president for the organization.

Prior to joining the Company, Mr. Pareja cofounded Remine, Inc. in January 2016, where he served as CEO and President until October 2021 when Remine, Inc. was acquired by MLS Technology Holdings, LLC, and Mr. Pareja transitioned to Chief Strategy Officer. While at Remine, Mr. Pareja oversaw and managed the creation and growth of the MLS technology suite of services, which served over 1,000,000 real estate professionals in North America.

Mr. Pareja is a graduate of George Mason University where he obtained his B.A. in Integrated Studies.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation program for, and the decisions during the fiscal year ended December 31, 2022 regarding the compensation of, the below named executive officers (our “NEOs”):

●	Glenn Sanford, our Chief Executive Officer (EXPI and eXp Realty);
●	Jeff Whiteside, our Chief Financial Officer and Chief Collaboration Officer;
●	Jason Gesing, our CEO of eXp Realty during 2022, and currently our Chief Industry Relations Officer;
●	Michael Valdes, our Chief Growth Officer, eXp Realty; and
●	Shoeb Ansari, our Chief Information Officer.

Our executive compensation program is designed to attract, retain and incentivize leadership in a manner that is market-based and transparent and to promote retention, drive and grow our business over the long-term, support business continuity, and reward our NEOs for delivering financial, operational and strategic results. Our NEO compensation program includes a mix of compensation, including base salary, quarterly and other cash bonuses, long-term equity incentives, and benefits to properly incentivize our NEOs. We believe that the compensation of our NEOs accurately reflects their contributions to our growth and success and aligns with our annual financial results and the interests of our stockholders.

What We Do	What We Don’t Do

✓ Multi-Year Vesting Awards: To align our NEO’s interests with those of our stockholders and to incentive long-term retention, a substantial portion of NEO compensation is earned over multi-year periods in the form of equity awards.

✓ Annual Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy including a comparison against peer company compensation practices.

✓ “At Risk” Quarterly, Other and Revenue Sharing Bonuses. NEOs are eligible for discretionary quarterly and other cash bonuses, subject to achievement of certain business targets.

× No Termination, Resignation, Retirement of Change in Control Payments: With three exceptions, we do not provide any payments to NEOs upon termination, resignation, retirement or change in control.

× No Retirement or Pension Plans. We do not offer pension arrangements or nonqualified deferred compensation plans to our NEOs.

× No Unique Health or Welfare Benefits. Our NEOs participate in the same Company-sponsored health and welfare benefits programs as our other full-time, salaried employees.

× No Pledging. We prohibit our executives, including our NEOs, from pledging Company securities.

× No Short Sale or Hedging. We prohibit our company insiders, including NEOs, from engaging in short sales or hedging of stock ownership positions and transactions involving derivatives of our Company securities.

× No Tax Reimbursements on Severance or Change in Control Payments. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or other related benefits.

× No Dividend Payments on Unvested Stock Awards or Unexercised Stock Options. No cash dividend payments are distributed on unvested stock awards or unexercised stock options.

2022 Business and Executive Compensation Highlights

We believe our executive compensation program was instrumental in attracting and retaining our NEOs and was key in achieving strong financial and operational performance in 2022.

For the fiscal year ended December 31, 2022

Gross profit was

$366.9 MILLION

an increase of

24%

year-over-year

Total revenues were

$4.6 BILLION

an increase of

22%

year-over-year

As of December 31, 2022,

agent and broker count was

86,203

an increase of

21%

year-over-year

eXp Realty ended 2022 with a global

Net Promoter Score of 73 (out of 100),

a measure of agent satisfaction, as part

of the Company’s intense focus on improving the agent experience

Real estate

transaction volume of

$187.3 BILLION

an increase of

20%

year-over-year

eXp Realty expanded into six new international locations in 2022,

including the Dominican Republic, Greece, New Zealand, Chile, Poland,

and Dubai

Our 2022 executive compensation program reflected both the ongoing growth in our business, inflationary pressures in the U.S., and our continued emphasis on long-term equity compensation as the most significant component of each NEO’s compensation. The following key compensation actions were taken with respect to our executive officers for 2022:

●	All employees, including our NEOs, of the Company and its subsidiaries received a cost of living adjustment in January 2022 equal to a 5% increase in each person’s base salary or hourly rate based on ongoing inflationary pressure in our markets;
●	Our Board adopted a long-term incentive compensation package for Mr. Ansari in connection with his employment offer which included a stock option grant to Mr. Ansari. The Board adopted this option award to incentivize Mr. Ansari’s service as Chief Information Officer and to align his compensation with shareholder value and the Company’s growth and profitability goals;
●	The Compensation Committee conducted a review of all executive officer compensation alongside the real estate industry executive officer compensation trends reported in the most recent Proxy Survey of Executive Compensation in the Russell 2000 Index (October 2021) and determined that: (i) Mr. Gesing should receive a cash compensation increase in order to align with peer compensation benchmarks and to continue to incentivize and retain his services. Mr. Gesing transitioned to Chief Industry Relations Officer on January 23, 2023 and is no longer an executive officer in that capacity; (ii) Mr. Whiteside should receive a cash compensation increase in order to align with peer compensation benchmarks and to continue to incentivize and retain his services; and (iii) Mr. Valdes should receive additional cash compensation and equity compensation to acknowledge his new business duties related to his promotion to Chief Growth Officer and to continue to incentivize and retain his services.
●	The Compensation Committee and the Board considered the affirmative advisory say-on-pay vote at the 2021 Stockholders’ Meeting in its decision to make necessary compensation changes in 2022 to maintain the retention power of our compensation program; and
●	The Compensation Committee conducted a review of Mr. Sanford’s compensation package alongside the real estate industry chief executive officer compensation trends reported in the most recent Proxy Survey of Executive Compensation in the Russell 2000 Index (October 2021) and determined that Mr. Sanford’s compensation package is appropriate in order to incentivize Mr. Sanford’s ongoing services and retention and in light of Mr. Sanford’s contributions to business, operational and strategic goals and his forfeiture of real estate commissions and revenue share.

Advisory Vote on Executive Compensation

We submit to our stockholders on an annual basis a proposal for a (non-binding) advisory vote to approve the compensation of our named executive officers for the prior fiscal year (“say-on-pay”). The Compensation Committee considers, among other things, the outcome of this vote when evaluating our compensation principles, designs and practices. At our 2022 Annual Meeting, our stockholders expressed strong support for our named executive officer compensation program, with more than 98.9 percent of shares voted cast in favor of approval of our compensation program for named executive officers. The Compensation Committee believes these results reflect our shareholders’ affirmation of our named executive officer compensation program. Nevertheless, the Compensation Committee regularly reviews and adjusts the program as needed to ensure it remains competitive and aligned with the best interests of the Company and its stakeholders.

Elements of Individual Executive Compensation

We structure the annual compensation of our NEOs using three key elements: base salary, discretionary quarterly and other cash bonus opportunities, and long-term equity incentive opportunities. While our NEO compensation program is influenced by a variety of factors, the primary goals are to align the interests of our NEOs with the interests of our stockholders, to attract and retain highly-talented individuals and to associate pay with business and individual performance.

Compensation-Setting Process

Executive compensation is first reviewed and proposed by the Compensation Committee, which proposal is then reviewed by the Board which makes the final determination for NEO compensation. When setting NEO compensation, the Compensation Committee and the Board consider the following:

●	Executive compensation for similar roles based on broad-based industry surveys;
●	Our Company’s financial performance against objectives established by our Board;
●	Compensation parity among executive officers;
●	Our Company’s performance relative to its peers; and
●	Each individual executive’s skillset, experience, and responsibilities.

To date, the Company has not engaged any compensation consultants and no such consultants are involved in our compensation setting process. Mr. Sanford, our CEO (EXPI and eXp Realty), is a member of the Compensation Committee and therefore participates actively in recommending NEO compensation to the Board (except with respect to his own compensation). During 2022, the Compensation Committee considered the Proxy Survey of Executive Compensation in the Russell 2000 Index (October 2021) in reviewing executive officer compensation practices of the Company.

Except as specifically described herein, the Compensation Committee does not affirmatively set out in any given year, or with respect to any given NEO, to apportion compensation in any specific ratio among the various categories of compensation (i.e., between short-term and long-term compensation, or between non-performance based and performance-based compensation). Rather, the Compensation Committee uses the principles described above, and the factors described for each category in the discussion that follows, as a guide in assessing the proper allocation among those categories. In addition, except as specifically described herein, the Compensation Committee does not affirmatively set out in any given year, or with respect to any given NEO, to apportion equity compensation in any specific ratio. Rather, the Compensation Committee uses the principles described above, and the factors described with respect to each form of award in the discussion that follows, as a guide in assessing the proper allocation between options and other equity awards. The Compensation Committee also does not formally “benchmark” compensation against peers. Rather, the Compensation Committee retains discretion to make adjustments based on the factors described above and considers competitive market practices as one factor in its deliberations.

Base Salary

Base salary represents the customary, fixed portion of NEO compensation intended to attract and retain talented individuals. Generally, we establish the initial base salaries of our NEOs through arm’s-length negotiation during hiring, which considers the officer’s relevant position, qualifications, experience, and the base salaries of our other executive officers. The base salaries of our NEOs are reviewed annually and adjusted as necessary or appropriate, taking into account the factors above and the Company’s performance, by the Compensation Committee and the Board.

In January 2022, all employees, including our NEOs, received a cost of living adjustment equal to a 5% increase in each person’s base salary or hourly rate. This adjustment was made in order to boost employee morale and to retain staff based on ongoing inflationary pressure in our markets.

In June 2022, the Compensation Committee determined that Jason Gesing required certain incentives in order to continue to provide services and the Committee determined it advisable and in the best interest of the Company and its stockholders to reevaluate his compensation, including alongside  the Proxy Survey of Executive Compensation in the Russell 2000 Index (October 2021). Due to historical stock grants made to Mr. Gesing, many of which expire in 2022, the Compensation Committee determined that Mr. Gesing’s $250,000 annual salary remained materially below peer and industry levels. The Compensation Committee also discussed and acknowledged the increasing demands involved in Mr. Gesing’s job as the Company continues to grow and due to increased involvement of Mr. Gesing in various enterprise and joint venture efforts. After review and discussion, the Committee recommended that Mr. Gesing’s salary be increased to $500,000, which salary is appropriate for Mr. Gesing’s contributions to the Company, sufficient to incentivize Mr. Gesing’s ongoing retention, and appropriately benchmarked to industry pay levels. In June 2022, the Board, with Mr. Gesing recused, deemed the compensation changes recommended by the Compensation Committee to be in the best interest of the Company and its stockholders and authorized and adopted the increase in Mr. Gesing’s salary, which was retroactively effective with the pay period started April 2, 2022.

In August 2022, the Compensation Committee conducted a review of executive officer compensation, including Mr. Sanford, Mr. Whiteside and Mr. Valdes, alongside the compensation practices of specific mid-cap peer companies as well as broad-based third-party compensation surveys. The Compensation Committee determined that Mr. Sanford’s cash compensation and equity compensation remain appropriate in order to incentivize Mr. Sanford’s ongoing services and retention and in light of Mr. Sanford’s contributions to business, operational and strategic goals. As such, the Compensation Committee determined that no adjustments to Mr. Sanford’s compensation package were necessary during 2022. Based on its review of Mr. Whiteside’s compensation, the Compensation Committee determined that Mr. Whiteside required additional cash compensation as a result of his ongoing contributions to Company growth, in order to continue to provide services to us, and because he was being compensated below peer and industry levels. Based on this finding, the Compensation Committee recommended that the Board increase Mr. Whiteside’s cash compensation from $525,000 to $625,000, with his bonus eligibility remaining at 100% of his salary, paid quarterly. The Compensation Committee determined that Mr. Whiteside’s equity compensation remained appropriate in order to align his interests with long-term stockholder value and Company growth. Based on its review of Mr. Valdes’ compensation, the Compensation Committee determined that Michael Valdes required additional cash and equity compensation as a result of his contributions to ongoing Company growth, his additional responsibilities as Chief Growth Officer, in order to provide services to us, and because he was being compensated below industry levels. Based on this finding, the Compensation Committee recommended that the Board: (i) increase Mr. Valdes’ cash compensation from $340,000 to $415,000, with his bonus eligibility remaining at 100% of his salary, paid quarterly, and (ii) grant Mr. Valdes an option award equal to 25,000 common shares of EXPI, which vests quarterly over two years in equal installments.

In August 2022, the Board deemed the compensation changes recommended by the Compensation Committee to be in the best interest of the Company and its stockholders and adopted the compensation increases (effective with the pay period started July 23, 2022) and granted the equity compensation (granted on August 4, 2022), as applicable, for Mr. Whiteside and Mr. Valdes.

Mr. Ansari’s compensation was not subsequently reviewed during 2022 after being hired on March 21, 2022.

The year-end annualized base salaries of our NEOs for 2022 and 2021 were:

Named Executive Officer	2022 Base Salary	2021 Base Salary		Percentage Change(1)
Glenn Sanford	$1,575,000	$1,500,000		5%
Jason Gesing	$500,000	$250,000		100%
Jeff Whiteside	$625,000	$500,000		25%
Michael Valdes	$415,000	$275,000		51%
Shoeb Ansari	$500,000	$-	(2)	-%
(1)	Each employee, including our NEOs, employed as of January 8, 2022, received a cost of living adjustment equal to a 5% increase in each employee’s base salary or hourly rate.
(2)	Mr. Ansari started employment with the Company on March 21, 2022.

Quarterly and Other Cash Bonuses

Our NEOs, except for Mr. Sanford and Mr. Gesing, are eligible to participate in the Company’s annual cash bonus program, described below. Mr. Sanford is eligible to receive quarterly revenue share cash bonuses in connection with his employment, as described below. Mr. Gesing is eligible to receive monthly revenue share cash bonuses in connection with his employment, as described below.

Annual Cash Bonus Program

Our discretionary annual cash bonus program, paid quarterly, is an “at-risk” component of our NEO compensation program that is designed to motivate our NEOs’ to  contribute to Company success. The aggregate annual bonus amount that each participating NEO could earn is negotiated in each NEO’s offer letter as a percentage of his or her base salary and may be adjusted upon determination by the Board from time-to-time. Annual bonuses are paid quarterly, subject to each NEO’s manager’s discretion; specifically, Mr. Whiteside’s discretion, with respect to Mr. Ansari’s and Mr. Valdes’ bonuses, and Mr. Sanford’s discretion with respect to Mr. Whiteside’s bonus.

Mr. Whiteside is eligible to receive an annual cash bonus, paid quarterly, up to 100% of his base salary subject to continuous employment and based on his contributions to Company success. As part of the Compensation Committee’s review of Mr. Whiteside’s compensation in August 2022, the Compensation Committee determined to keep Mr. Whiteside’s bonus target, as a percentage of his salary, at 100% as a result of his ongoing contributions to Company growth, in order to continue to retain his services, and because he was being compensated below peer and industry levels.

Pursuant to his offer letter with us, Mr. Valdes is eligible to receive an annual cash bonus, paid quarterly, of up to 100% of his annual base salary subject to continuous employment and based on his contributions to Company success. As part of the Compensation Committee’s review of Mr. Valdes’ compensation in August 2022, the Compensation Committee determined to keep Mr. Valdes’ bonus target, as a percentage of his salary, at 100% as a result of his contributions to ongoing Company growth, his additional responsibilities as Chief Growth Officer, in order to continue to retain his services, and because he was being compensated below industry levels.

In March 2022, the Company approved an offer letter with Mr. Ansari pursuant to which Mr. Ansari is eligible to receive an annual cash bonus, paid quarterly, of up to 50% of his annual base salary subject to continuous employment and based on his contributions to Company success.

During 2022, the Compensation Committee, in consultation with management, as applicable, determined that each NEO participating in the annual cash bonus program satisfied the conditions to receive bonuses at 100% of target. The target bonus payment amounts for 2022 and actual bonus payment amounts for 2022 are set forth below:

Named Executive Officer	Target 2022 Bonus Opportunity (as a percentage of base salary)	Target 2022 Bonus Opportunity		2022 Bonus Payment(1)
Jeff Whiteside	100%	$ 575,000	(2)	$ 575,000
Michael Valdes	100%	$ 377,500	(3)	$ 377,500
Shoeb Ansari	50%	$ 187,500	(4)	$ 187,500
(1)	Excludes bonus payments made to named executive officers in 2022 which were earned in 2021, and includes bonus payments made to named executive officers in 2023 which were earned in 2022.
(2)	Mr. Whiteside’s 2022 Bonus Opportunity reflects the mid-year base salary increase described in the Compensation Discussion and Analysis.
(3)	Mr. Valdes’ 2022 Bonus Opportunity reflects the mid-year base salary increase described in the Compensation Discussion and Analysis.
(4)	Mr. Ansari’s 2022 Bonus Opportunity is pro-rated to reflect his employment period beginning March 2022 as described in the Compensation Discussion and Analysis.

Quarterly Revenue Share Cash Bonus

We maintain a revenue sharing plan in which each of our agents and brokers (the “sponsoring” agent or broker) can participate and from which they can receive a portion of the Company’s commission income resulting from transactions closed by agents and brokers who the sponsoring agent or broker most influenced to join the Company (the “Revenue Share Program”). The percentage of commission that a sponsoring agent or broker is eligible to receive through the revenue share program is based on the sponsoring agent’s or broker’s number of producing Front-Line Qualifying Active (“FLQA”) agents. An agent or broker qualifies as a sponsoring agent’s or broker’s FLQA agent if such agent or broker has specifically named that sponsoring agent or broker and has met specific sales transaction volume requirements. Mr. Sanford was previously a participant in the Company’s revenue share plan. During each calendar quarter of his ongoing employment service, Mr. Sanford is eligible to receive a quarterly cash bonus equal to the amount that his revenue share, were Mr. Sanford still participating in the Company’s revenue share plan, exceeds his salary during such calendar quarter, so long as in that quarter the Company is growing at a minimum of 30% annually, subject to Board discretion. For purposes of calculating Mr. Sanford’s bonus eligibility each quarter, the Board determines what revenue share Mr. Sanford would have received in such calendar quarter. For purposes of that determination, Mr. Sanford’s revenue share is calculated at FLQA 40+, meaning that Mr. Sanford is eligible for the maximum revenue share credit at each level of revenue share. Mr. Sanford is not eligible to receive any additional cash bonuses. Additionally, the Board determined when establishing this bonus opportunity that Mr. Sanford’s revenue share would continue even after ceasing to be an employee of the Company.

During 2022, Mr. Sanford received the total quarterly revenue share cash bonus shown below:

Named Executive Officer	Target 2022 Bonus Opportunity (as a percentage of base salary)		Target 2022 Bonus Opportunity		2022 Bonus Payment(1)
Glenn Sanford	—	(2)	—	(2)	$ 205,248	(3)
(1)	Excludes bonus payments made to Mr. Sanford in 2022 which were earned in 2021, and includes bonus payments made to Mr. Sanford in 2023 which were earned in 2022.

(2)	Mr. Sanford’s bonus opportunity is unlimited and is equal to the amount by which Mr. Sanford’s revenue share exceeds his salary in any calendar quarter.
(3)	Represents the total revenue share cash bonus earned by Mr. Sanford attributable to 2022, with $0 attributable to the first quarter of 2022, $99,148 attributable to the second quarter of 2022, $106,00 attributable to the third quarter of 2022, and $0 attributable to the fourth quarter of 2022.

Monthly Revenue Share Cash Bonus

Mr. Gesing is eligible to receive monthly revenue share cash bonuses in connection with his participation in the Revenue Share Program (see “Compensation Discussion and Analysis – Quarterly Revenue Share Cash Bonus” for additional details about the Revenue Share Program). Mr. Gesing’s monthly revenue share cash bonus is earned in his capacity as an employee of the Company holding a broker’s license. During the year ended December 31, 2022, Mr. Gesing earned $459,451 in revenue share. Our 2022 Proxy Statement filed on Form 14C with the SEC on April 27, 2022 misstated that Mr. Gesing receives the monthly revenue share cash bonus in his capacity as an independent contractor real estate agent of eXp Realty, which is inaccurate.

During 2022, Mr. Gesing received the total monthly revenue share cash bonus shown below:

Named Executive Officer	Target 2022 Bonus Opportunity (as a percentage of base salary)		Target 2022 Bonus Opportunity		2022 Bonus Payment(1)
Jason Gesing	—	(2)	—	(2)	$ 459,451

(1)	Excludes bonus payments made to Mr. Gesing in 2022 which were earned in 2021, and includes bonus payments made to Mr. Gesing in 2023 which were earned in 2022.
(2)	Mr. Gesing’s bonus opportunity is unlimited and is equal to the revenue share earned under the Revenue Share Program by Mr. Gesing each calendar month (see “Compensation Discussion and Analysis – Quarterly Revenue Share Cash Bonus” for additional details about the Revenue Share Program).

Long-Term Incentive Compensation (Equity Awards)

The Compensation Committee and our Board believes long-term equity compensation is in the best interests of the Company and our stockholders because it is an effective way to focus our NEOs on driving increased stockholder value over a multi-year period, provides a reward for appreciation in our stock price and long-term value creation, and motivates our NEOs to remain employed with us.

General Equity Award Compensation

In 2022, the Board continued its practice of granting time-based stock options to our NEOs for the purpose of delivering long-term incentive compensation. As with their other elements of compensation, NEO long-term incentive compensation is determined by the Compensation Committee and recommended to our Board for approval, and the Board approves or rejects (with any interested director(s) recused), after taking into consideration the potential dilutive effects to our stockholders, the recommendations of our Compensation Committee and management, the outstanding equity holdings of each NEO, and the long-term incentive compensation offered by peer companies and industry trends.

The Board’s equity award guidelines for executive officer option awards are intended to support consistency and parity among option awards to our executive officers, including our NEOs. According to those guidelines, executive officers, including NEOs, are eligible for initial stock option awards upon hire of up to $300,000 per year as determined by using the Black Scholes valuation methodology, with monthly or quarterly vesting over a three-year period. All stock option grants are governed by and administered under the 2015 Equity Incentive Plan, as amended (see “Compensation Discussion and Analysis - 2015

Equity Incentive Plan” below for additional details). We make initial grants to executive officers, including NEOs, in order to attract highly-talented individuals and to immediately focus them on driving increased stockholder value over a multi-year period. Initial NEO grants are typically made upon the date of hire.

Pursuant to the guidelines for executive officer option awards, NEOs are eligible for additional annual stock option grants commencing after their initial stock options have fully vested. Such recurring, additional stock option grants may be in an amount of up to $100,000 per year as determined by using the Black Scholes valuation methodology, with monthly or quarterly vesting over a three-year period. All annual stock option grants are governed by and administered under the 2015 Equity Incentive Plan, as amended (see “Compensation Discussion and Analysis - 2015 Equity Incentive Plan” below for additional details). We make annual grants to lessen the effects of the potential fluctuation in share price and to renew the incentive and retention power of long-term equity incentives as outstanding awards vest. Our annual grants are typically made in the first month of our fiscal year.

Additionally, unique stock option awards may be granted to NEOs from time-to-time, upon approval of the Board, when deemed appropriate and necessary to retain and incentivize the NEO and to acknowledge his or her significant and unique contributions to Company growth.

Mr. Sanford 2022 Award Compensation

In July 2020, the Board formalized Mr. Sanford’s “at-risk” equity-incentive compensation to predicate a portion of Mr. Sanford’s compensation on year-over-year Company revenue growth. Such equity-incentive compensation was granted to Mr. Sanford in order to promote retention to drive and grow our business over the long-term and to reward Mr. Sanford for delivering financial, operational and strategic results. Mr. Sanford received a stock option award on August 1, 2020 covering (i) 1,000,000 shares of common stock in the Company that vest monthly in equal installments over three years, subject to continued service, and (ii) 1,000,000 shares of common stock in the Company that vest quarterly in equal installments over three years, subject to his continued service, so long as the Company’s revenue is growing at least 30% annually during such quarter, or such other period as determined in the Board’s discretion. During 2022, Mr. Sanford’s award compensation contingent upon Company growth vested as set forth below. The figures set forth below are shown in millions, except for percentages.

Period	2021 YTD Revenue ($)	2022 YTD Revenue ($)	Growth (%)	Vesting Achieved
January 1 - March 31	584	1,011	73.1	Yes
January 1 - June 30	1,584	2,426	53.2	Yes
January 1 - September 30	2,684	3,665	36.6	Yes
January 1 - December 31	3,764	4,598	22.2	No

Mr. Sanford’s equity incentive awards are governed by and administered under the 2015 Equity Incentive Plan, as amended (see “Compensation Discussion and Analysis - 2015 Equity Incentive Plan” below for additional details). Mr. Sanford will be full vested into his August 1 option grant (or forfeit, with respect to those shares which failed to vest) on August 1, 2023.

Mr. Gesing 2022 Award Compensation

Mr. Gesing receives stock awards from time-to-time for his participation in our Agent Growth Incentive Program. Under the Agent Growth Incentive Program, agents and brokers of the Company are eligible to earn RSU stock awards. Eligible participants qualify to receive RSUs (i) upon the agent’s or broker’s first completed transaction with the Company in an agent’s or broker’s anniversary year, which RSUs vest after three years, subject to continuous service; (ii) upon the first completed transaction with the Company by an agent or broker whom the awarded agent or broker most influenced to join, which RSUs vest after three years, subject to continuous service of both the sponsoring agent or broker and the sponsored agent or broker; (iii) upon the agent or broker achieving non-reduced “capped status” during each anniversary year, which RSUs vest after three years; and (iv) upon the agent or broker achieving certain ICON award requirements during an anniversary year, which RSUs vest after three years, one year or vest immediately depending on the award type, subject to continuous service. Mr. Gesing holds a broker’s license and participates in the Agent Growth Incentive Program in his employment capacity. During 2021, Mr. Gesing received 15 RSUs under the Agent Growth Incentive Program.

Mr. Valdes 2022 Award Compensation

In August 2022, the Compensation Committee recommended, and the Board approved, a one-time stock option grant to Mr. Valdes covering 25,000 shares that vest quarterly in equal installments over two years to acknowledge Mr. Valdes’ additional responsibilities in his new role as Chief Growth Officer and to continue to incentivize and retain Mr. Valdes.

Mr. Valdes is an active agent of eXp Realty and is eligible to participate in the Agent Growth Incentive Program (see “Mr. Gesing 2022 Award Compensation” for additional details about the Agent Growth Incentive Program). During 2022, Mr. Valdes received 27 RSUs under the Agent Growth Incentive Program.

Mr. Ansari 2022 Award Compensation

Pursuant to the Company’s offer letter with Mr. Ansari, Mr. Ansari received an initial stock option grant covering 300,000 shares that will vest quarterly in equal installments over four years, subject to his continued service, in accordance with the terms of the Company’s 2015 Equity Incentive Plan, as amended. The grant became effective March 21, 2022. Upon Mr. Ansari’s hiring, he was not yet an executive officer and his equity grant was negotiated between the applicable management members and Mr. Shoeb. At that time, the appropriate management members determined the equity amount was necessary in order to attract Mr. Ansari and was an appropriate way to focus Mr. Ansari’s efforts on driving increased stockholder. The Board and Compensation Committee subsequently ratified the award.

NEO Equity Awards

In 2022, the Compensation Committee determined and recommended our Board approve, and the Board approved, granting the following equity awards to our NEOs, as detailed above:

	RSUs		Stock Option Awards
Named Executive Officer	(number of shares)		(number of shares)
Glenn Sanford	-		-
Jason Gesing	15	(1)	-
Jeff Whiteside	-		-
Michael Valdes	27	(2)	25,000	(3)
Shoeb Ansari	-		300,000	(4)

(1)	Mr. Gesing was granted 15 RSUs on February 1, 2022 under the Agent Growth Incentive Program in his capacity as an employee with a broker license. The RSUs vest entirely on the three year anniversary of the grant date, subject to continued service. See “Compensation Discussion and Analysis –Mr. Gesing 2022 Award Compensation” for additional details.
(2)	Mr. Valdes was granted 27 RSUs on August 1, 2022 under the Agent Growth Incentive Program in his capacity as an independent contractor real estate agent of eXp Realty. The RSUs vest entirely on the three year anniversary of the grant date, subject to continued service. See “Compensation Discussion and Analysis –Mr. Valdes 2022 Award Compensation” for additional details.
(3)	Mr. Valdes was granted 25,000 options for shares of common stock on August 4, 2022. The shares vest quarterly in equal installments over two years. See “Compensation Discussion and Analysis – Mr. Valdes 2022 Award Compensation” for additional details.
(4)	Mr. Ansari was granted 300,000 options for shares of common stock on March 21, 2022. The shares vest quarterly in equal installments over four years. See “Compensation Discussion and Analysis – Mr. Ansari 2022 Award Compensation” for additional details.

Retirement, Health and Welfare Benefits

Our executive officers, including our NEOs, are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. These benefits include a 401(k) plan, with the Company matching up to 4% of each participant’s eligible compensation, medical (including a medical waiver reimbursement of $100 per paycheck if he/she declines to use Company coverage), dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, accidental death and dismemberment insurance, and a monthly technology reimbursement of $40, as well as employer-paid wellness benefits, including an employee subscription to the Calm® mobile application. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. We believe these benefits are necessary to be competitive within our industry and the expense of these programs is offset by their attraction and retention value.

Special and Other Benefits

In general, we do not view perquisites, special bonuses, or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites, special bonuses, or other personal benefits to our NEOs, except in unique situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment and retention purposes. In particular, as a cloud-based company, we have provided certain home-technology expense payments for certain of our NEOs in order to join and remain with our company and work efficiently in a remote environment. Similar benefits are provided to all employees. No NEOs received perquisites, or were granted new special bonuses, or other new unique personal benefits during 2022.

Executive Employment Terms

We have entered into written offer letters with certain of our NEOs. In filling NEO positions, we recognize that we have to develop competitive compensation packages to attract qualified candidates in a dynamic labor market.

Mr. Sanford: Mr. Sanford is the founder of the Company, and currently the CEO of the Company and eXp Realty, and no formal offer letter or engagement letter was entered into between Mr. Sanford and the Company. Mr. Sanford is an at-will employee. Mr. Sanford’s current annual base salary is $1,575,000. Subject to the Board’s discretion, Mr. Sanford is eligible to receive certain cash bonus compensation and long-term incentive awards (see “Compensation Discussion and Analysis – Quarterly Revenue Share Cash Bonus” and “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details).

Mr. Gesing: Mr. Gesing joined the Company in March 2010 and no formal offer letter or engagement letter is currently active between Mr. Gesing and the Company. Mr. Gesing is an at-will employee. As of December 31, 2022, Mr. Gesing’s annual base salary was $500,000 and he had received certain long-term incentive awards (see “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details) and revenue share (see “Special and Other Benefits”). As of January 3, 2023, Mr. Gesing is no longer an executive officer of the Company in his capacity as Chief Industry Relations Officer.

Mr. Whiteside: We entered into an offer letter with Mr. Whiteside, effective October 11, 2018, to serve as our Chief Financial Officer and Chief Collaboration Officer. Mr. Whiteside is an at-will employee. Mr. Whiteside’s current annual base salary is $625,000. Subject to the Board’s discretion and Mr. Whiteside’s contributions to Company growth, Mr. Whiteside is eligible to receive certain annual cash bonus compensation (see “Compensation Discussion and Analysis – Annual Cash Bonus” for additional details) and has also received long-term incentive awards (see “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details). Pursuant to the terms of his offer letter, Mr. Whiteside is eligible to receive a payment of up to four months’ of base pay in the event Mr. Whiteside is terminated by the Company without cause. Consistent with past practice, such severance would be paid lump-sum, contingent on the effectiveness of a release of claims in favor of the Company.

Mr. Valdes: We entered into an offer letter with Mr. Valdes, effective April 22, 2019, to serve as our Executive Vice President of International Expansion. In September 2020, Mr. Valdes became our President of eXp Global. In July 2022, Mr. Valdes became the Chief Growth Officer, eXp Realty. Mr. Valdes is an at-will employee. Mr. Valdes’ current annual base salary is $415,000. Subject to Mr. Valdes’ contribution to Company growth, Mr. Valdes is eligible to receive certain annual cash bonus compensation (see “Compensation Discussion and Analysis – Annual Cash Bonus” for additional details) and has also received long-term incentive awards (see “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details).

Mr. Ansari: We entered into an offer letter with Mr. Ansari, effective March 14, 2022, to serve as our Chief Information Officer. Mr. Ansari is an at-will employee. Mr. Ansari’s current annual base salary is $500,000. Subject to the Board’s discretion and Mr. Ansari’s contributions to Company growth, Mr. Ansari is eligible to receive certain annual cash bonus compensation (see “Compensation Discussion and Analysis – Annual Cash Bonus” for additional details) and has also received long-term incentive awards (see “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details). Pursuant to the terms of his offer letter, Mr. Ansari is eligible to receive a payment of (i) equal to four months’ of base pay in the event Mr. Ansari is terminated by the Company without cause, or (ii) equal to one year of base pay in the event Mr. Ansari is terminated by the Company without cause in connection with a sale of the Company resulting in the Company no longer being publicly listed. Consistent with past practice, such severance would be paid lump-sum, contingent on the effectiveness of a release of claims in favor of the Company.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) generally places a $1 million annual deduction limit on compensation paid to “covered employees,” which includes certain current and former named executive officers. Our Board and Compensation Committee may, in their discretion, recommend and authorize, as applicable, compensation payments that may or may not be deductible by the Company when we believe such payments are appropriate to attract, retain or motivate executive officers. We expect that a portion of the compensation paid to our named executive officers during 2022 will not be deductible under Section 162(m).

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient may never realize any value from such awards.

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide our NEOs with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests in our Company, and certain other service providers, may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on an executive officer, director or other service provider to the Company in the event that he or she receives “deferred compensation” that does not meet certain requirements of Section 409A of the Code.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

Certain NEOs have been granted post-employment compensation benefits, including severance and change of control arrangements. In the event of employment termination, certain NEOs would receive post-termination benefits:

●	Mr. Sanford’s revenue share would continue even after ceasing to be an employee of the Company;
●	Mr. Whiteside is eligible to receive a severance payment of up to four months’ of base pay in the event Mr. Whiteside’s employment is terminated by the Company without cause;
●	Mr. Ansari is eligible to receive a payment of (i) equal to four months’ of base pay in the event Mr. Ansari’s employment is terminated by the Company without cause, or (i) equal to one year of base pay in the event Mr. Ansari’s employment is terminated by the Company without cause in connection with a sale of the Company resulting in the Company no longer being publicly listed.

Additionally, any option awards granted to employees, including NEOs, may be exercised: (i) for 90 days after his or her termination of employment, (ii) for 12 months after his or her death (if such death occurred during such person’s employment or if such death occurred during the 90 days after termination), and (iii) for 6 months after certain events of disability (if such death occurred during such person’s employment), but in each case only to the extent such option(s) would have been exercisable by such person on the date of termination, death or disability. Pursuant to the terms of the Company’s 2015 Equity Incentive Plan, the Board may, but shall not be obligated to, accelerate, vest, cancel for fair value, or issue substitute awards for any option awards upon a change of control.

There are no other arrangements for resignation, retirement, termination, or change in control arrangements (including, without limitation, severance, non-401(k)-retirement or pension benefits) with any NEOs in their capacity as such.

Anti-Hedging and Anti-Pledging Policies

Certain transactions in our securities (such as short sales, hedging, and transactions in derivatives) create a heightened compliance risk or could create the appearance of misalignment between executive officers and stockholders. In addition, securities that are pledged as collateral or held in a margin account create a risk of being sold without consent if the owner fails to meet a margin call or defaults on the secured obligation, thus creating the risk that a sale may occur at a time when a person is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Our insider trading policy prohibits all Company insiders, including our executive officers, from engaging in short sales, derivative securities transactions, including hedging, with respect to Company securities, and from pledging Company securities as collateral.

Risks Relating to our Compensation Policies and Practices

Our Board and Compensation Committee considers various factors in developing our compensation program, including any negative impacts on the Company resulting therefrom. Our Board and Compensation Committee have determined  that our executive compensation policies and procedures do not create risks that are reasonably likely to have a material adverse effect on the Company.

Report of the Compensation Committee of the Board

The Compensation Committee of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section included in this Proxy Statement, and based on such review and discussion, the Compensation Committee recommended to our board of directors that this “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Respectfully submitted,

Glenn Sanford, Chair

Randall Miles

Dan Cahir

The information contained in this Report of the Compensation Committee shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this Report of the Compensation Committee shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that we specifically incorporate this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

2022 Named Executive Officer Compensation

The following table sets forth summary information regarding the compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the fiscal years ended December 31, 2022, 2021, and 2020.

Summary Compensation Table

				Stock	Option	All Other
Name and Principal		Salary	Bonus	Awards(1)	Awards(2)	Compensation		Total
Position	Year	($)	($)	($)	($)	($)		($)
Glenn Sanford	2022	1,568,750	205,248	-	-	466	(3)	1,774,464
Chief Executive Officer (EXPI and eXp	2021	1,500,000	398,644	-	-	216	(4)	1,898,860
Realty) and Chairman of the Board	2020	656,480	117,677	-	14,529,614	655,490	(5)	15,959,261
Jason Gesing	2022	435,577	-	407	-	463,172	(6)	899,156
Chief Industry Relations Officer(7)	2021	250,000	-	413	-	548,810	(8)	799,223
	2020	235,577	-	406	-	473,136	(9)	709,119
Jeff Whiteside	2022	566,346	575,000	-	-	9,033	(10)	1,150,380
Chief Financial Officer and	2021	500,000	500,000	-	1,621,749	8,293	(11)	2,630,042
Chief Collaboration Officer	2020	368,846	347,750	-	3,020,078	12,667	(12)	3,749,341
Michael Valdes	2022	367,260	377,500	401	228,418	14,910	(13)	988,488
Chief Growth Officer, eXp Realty	2021	258,846	248,750	1,020	263,533	7,601	(14)	779,750
	2020	156,923	148,264	-	700,351	-		1,005,538
Shoeb Ansari	2022	384,615	187,500	-	4,600,196	14,412	(15)	5,186,723
Chief Information Officer(16)	2021	-	-	-	-	-		-
	2020	-	-	-	-	-		-
(1)	Amounts in this column represent the fair value of restricted stock unit awards issued to the individuals noted, with the fair value determined at the date of grant in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the applicable grant date. See Note 10 - Stockholders’ Equity to the consolidated financial statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for the assumptions used in determining the grant date fair value of stock awards.
(2)	Amounts in this column represent the fair value of option awards issued to the individuals noted, with the fair value determined at the date of grant in accordance with FASB ASC Topic 718. See Note 10 - Stockholders’ Equity to the consolidated financial statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for the assumptions used in determining the grant date fair value of option awards.
(3)	Consists of holiday gift and $216 in life insurance premiums paid by the Company on behalf of Mr. Sanford.
(4)	Consists of $216 in life insurance premiums paid by the Company behalf of Mr. Sanford.
(5)	Consists of holiday gift, $42 in life insurance premiums paid by the Company, and $655,488 in revenue sharing earned. Prior to August 2020, Mr. Sanford received monthly revenue share compensation under the Revenue Share Program. Since August 2020, Mr. Sanford no longer receives revenue share, but is eligible to receive quarterly revenue share cash bonuses. See “Compensation Discussion and Analysis – Quarterly Revenue Share Cash Bonus” for a discussion of the revenue sharing program.
(6)	Consists of holiday gift, $459,451 in revenue share earned, $216 in life insurance premiums paid by the Company, and $3,255 in Company 401(k) contributions on behalf of Mr. Gesing. See “Compensation Discussion and Analysis – Quarterly Revenue Share Cash Bonus” for a discussion of the revenue sharing program.
(7)	During the year ended December 31, 2022, Mr. Gesing served as Chief Executive Officer of eXp Realty. On January 3, 2023, Mr. Gesing transferred to his role as Chief Industry Relations Officer.

(8)	Consists of $216 in life insurance premiums paid by the Company, $545,506 in revenue share earned, and $3,088 in Company 401(k) contributions on behalf of Mr. Gesing, and. See “Compensation Discussion and Analysis – Quarterly Revenue Share Cash Bonus” for a discussion of the revenue sharing program.
(9)	Consists of $36 in life insurance premiums paid by the Company, $468,559.65 in revenue sharing earned, and $4,540 in Company 401(k) contributions on behalf of Mr. Gesing, and. See “Compensation Discussion and Analysis – Quarterly Revenue Share Cash Bonus” for a discussion of the revenue sharing program.
(10)	Consists of holiday gift, $216 in life insurance premiums paid by the Company, and $8,567 in Company 401(k) contributions on behalf of Mr. Whiteside.
(11)	Consists of holiday gift, $216 in life insurance premiums paid by the Company, and $8,077 in Company 401(k) contributions on behalf of Mr. Whiteside.
(12)	Consists of holiday gift, $42 in life insurance premiums paid by the Company, and $12,125 in Company 401(k) contributions on behalf of Mr. Whiteside.
(13)	Consists of holiday gift, $216 in life insurance premiums paid by the Company, $4,811 in revenue sharing earned, and $9,633 in Company 401(k) contributions on behalf of Mr. Valdes, and. See “Compensation Discussion and Analysis – Quarterly Revenue Share Cash Bonus” for a discussion of the revenue sharing program.
(14)	Consists of $216 in life insurance premiums paid by the Company and $7,385 in Company 401(k) contributions on behalf of Mr. Valdes.
(15)	Consists of holiday gift, $162 in life insurance premiums paid by the Company, $1,800 of medical waiver payments, and $12,200 in Company 401(k) contributions on behalf of Mr. Ansari.
(16)	Mr. Ansari’s employment with the Company commenced on March 21, 2022. The salary and bonus amounts presented for Mr. Ansari are prorated based on the number of days in fiscal 2022 during which he was employed with us.

2022 Grants of Plan-Based Awards

The following table provides information with respect to grants of plan-based awards to the named executive officers for the year ended December 31, 2022:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise Price or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Glenn Sanford	—	-	-	-	-
Jason Gesing	February 1, 2022	15	-	27.14	407
Jeff Whiteside	—	-	-	-	-
Michael Valdes	August 4, 2022	-	25,000	15.15	228,418
	August 1, 2022	27	-	14.68	401
Shoeb Ansari	March 22, 2022	-	300,000	24.56	4,600,196
(1)	See “Compensation Discussion and Analysis” for a discussion of 2022 equity awards. All equity awards were made under the 2015 Equity Incentive Plan.

(2)	The dollar amounts shown represent the grant date fair value of restricted stock units and options granted, with the fair value determined at the date of grant in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the applicable grant date.

Please see the “Compensation Discussion and Analysis” for discussion and information regarding the elements of compensation set forth in the tables above, including our process for determining of 2022 salaries, bonuses, equity awards, and all other compensation.

Executive Employment Terms

We have entered into written offer letters with certain of our NEOs. In filling NEO positions, we recognize that we have to develop competitive compensation packages to attract qualified candidates in a dynamic labor market.

Mr. Sanford: Mr. Sanford is the founder of the Company, and currently the CEO of the Company and eXp Realty, and no formal offer letter or engagement letter was entered into between Mr. Sanford and the Company. Mr. Sanford is an at-will employee. Mr. Sanford’s current annual base salary is $1,575,000. Subject to the Board’s discretion, Mr. Sanford is eligible to receive certain cash bonus compensation and long-term incentive awards (see “Compensation Discussion and Analysis – Quarterly Revenue Share Cash Bonus” and “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details).

Mr. Gesing: Mr. Gesing joined the Company in March 2010 and no formal offer letter or engagement letter is currently active between Mr. Gesing and the Company. Mr. Gesing is an at-will employee. As of December 31, 2022, Mr. Gesing’s annual base salary was $500,000 and he had received certain long-term incentive awards (see “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details) and revenue share (see “Special and Other Benefits”). As of January 3, 2023, Mr. Gesing is no longer an executive officer of the Company in his capacity as Chief Industry Relations Officer.

Mr. Whiteside: We entered into an offer letter with Mr. Whiteside, effective October 11, 2018, to serve as our Chief Financial Officer and Chief Collaboration Officer. Mr. Whiteside is an at-will employee. Mr. Whiteside’s current annual base salary is $625,000. Subject to the Board’s discretion and Mr. Whiteside’s contributions to Company growth, Mr. Whiteside is eligible to receive certain annual cash bonus compensation (see “Compensation Discussion and Analysis – Annual Cash Bonus” for additional details) and has also received long-term incentive awards (see “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details). Pursuant to the terms of his offer letter, Mr. Whiteside is eligible to receive a payment of up to four months’ of base pay in the event Mr. Whiteside is terminated by the Company without cause. Consistent with past practice, such severance would be paid lump-sum, contingent on the effectiveness of a release of claims in favor of the Company.

Mr. Valdes: We entered into an offer letter with Mr. Valdes, effective April 22, 2019, to serve as our Executive Vice President of International Expansion. In September 2020, Mr. Valdes became our President of eXp Global. In July 2022, Mr. Valdes became the Chief Growth Officer, eXp Realty. Mr. Valdes is an at-will employee. Mr. Valdes’ current annual base salary is $415,000. Subject to Mr. Valdes’ contribution to Company growth, Mr. Valdes is eligible to receive certain annual cash bonus compensation (see “Compensation Discussion and Analysis – Annual Cash Bonus” for additional details) and has also received long-term incentive awards (see “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details). In August 2022, the Compensation Committee recommended, and the Board approved, a one-time stock option grant to Mr. Valdes covering 25,000 shares that vest quarterly in equal installments over two years to acknowledge Mr. Valdes’ additional responsibilities in his new role as Chief Growth Officer and to continue to incentivize and retain Mr. Valdes.

Mr. Ansari: We entered into an offer letter with Mr. Ansari, effective March 14, 2022, to serve as our Chief Information Officer. Mr. Ansari is an at-will employee. Mr. Ansari’s current annual base salary is $500,000. Subject to the Board’s discretion and Mr. Ansari’s contributions to Company growth, Mr. Ansari is eligible to receive certain annual cash bonus compensation (see “Compensation Discussion and Analysis – Annual Cash Bonus” for additional details) and has also received long-term incentive awards (see “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details). Pursuant to the terms of his offer letter, Mr. Ansari is eligible to receive a payment of (i) equal to four months’ of base pay in the event Mr. Ansari is terminated by the Company without cause, or (ii) equal to one year of base pay in the event Mr. Ansari is terminated by the Company without cause in connection with a sale of the Company resulting in the Company no longer being publicly listed. Consistent with past practice, such severance would be paid lump-sum, contingent on the effectiveness of a release of claims in favor of the Company. Pursuant to the Company’s offer letter with Mr. Ansari, Mr. Ansari received an initial stock option grant covering 300,000 shares that will vest quarterly in equal installments over four years, subject to his continued service, in accordance with the terms of the Company’s 2015 Equity Incentive Plan, as amended.

Outstanding Equity Awards as of December 31, 2022

The following table provides information regarding the equity awards outstanding as of December 31, 2022 held by each of our named executive officers:

	Option Awards								Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
Glenn Sanford	775,364		184,380	(1)	-		9.94	7/31/2030	-	-
	750,000		-		250,000	(2)	9.94	7/31/2030	-	-
	30,192		10,064	(3)			10.93	7/31/2025	-	-
Jason Gesing	150,000		50,000	(4)	-		4.66	11/6/2029	119	1,319
Jeff Whiteside	340,000	(5)	-		-		5.83	11/1/2028	-	-
	133,334		66,666	(6)	-		20.77	11/1/2030	-	-
	-		44,539	(7)	-		51.91	10/28/2031	-	-
	-		5,461	(8)	-		34.51	12/1/2031	-	-
Michael Valdes	33,804		75,000	(9)	-		4.37	5/4/2030	31	343
	3,125		6,875	(10)	-		39.01	7/6/2031	-	-
	3,125		21,875	(11)	-		15.15	8/4/2032	-	-
Shoeb Ansari	56,250		243,750	(12)	-		24.56	3/21/2032	-	-

(1)	Option award was granted on July 31, 2020 and vests monthly over three years. Unless specifically noted otherwise, all awards in the Outstanding Equity Awards as of December 31, 2022 table vest in equal installments over the applicable vesting period.
(2)	Option award was granted on July 31, 2020 and vests based on continued service and based on revenues – see “Compensation Discussion and Analysis – Long-Term Incentive Compensation (Equity Awards)” for additional details.
(3)	Option award was granted July 31, 2020 and vests monthly over three years.
(4)	Option award was granted November 6, 2019 and vests quarterly over four years.
(5)	Option award was granted November 1, 2018 and is fully vested.
(6)	Option award was granted November 1, 2020 and vests quarterly over three years.
(7)	Option award was granted October 28, 2021 and vests over an eight-month period of continuous service, with 25% vesting on February 1, 2024, 25% vesting on May 1, 2024, 25% vesting on August 1, 2024, and 25% vesting on November 1, 2024.
(8)	Option award was granted December 1, 2021 and vests over an eight-month period of continuous service, with 25% vesting on February 1, 2024, 25% vesting on May 1, 2024, 25% vesting on August 1, 2024, and 25% vesting on November 1, 2024.
(9)	Option award was granted May 4, 2020 and vests quarterly over four years.
(10)	Option award was granted July 6, 2021 and vests quarterly over four years.
(11)	Option award was granted August 4, 2022 and vests quarterly over two years.
(12)	Option award was granted March 21, 2022 and vests quarterly over four years.

2022 Option Exercises and Stock Vested

The following table provides information with respect to the Company stock options exercised by and Company RSU awards vested to the named executive officers for the year ended December 31, 2022:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise(1)	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Glenn Sanford	1,560,540	29,768,375	-	-
Jason Gesing	250,000	4,527,500	-	-
Jeff Whiteside	-	-	-	-
Michael Valdes	39,132	345,132	-	-
Shoeb Ansari	-	-	-	-
(1)	The value realized on exercise is pre-tax and represents the difference between the market price of the shares of the Company’s common stock underlying the options when exercised and the applicable exercise price.

Potential Payments upon Termination or Change-in-Control

Pursuant to the terms of his offer letter with the Company, Mr. Whiteside is eligible to receive a payment of up to four months of base pay, less applicable withholding, in the event Mr. Whiteside is terminated by the Company without cause, which term is undefined. Mr. Whiteside’s receipt of severance is subject to his execution of a general release in the form prescribed by the Company. Such severance payment would be equal to $208,333, less applicable withholding (as of December 31, 2022). Consistent with past practice, such severance would be paid lump-sum, contingent on the effectiveness of a release of claims in favor of the Company.

Pursuant to the terms of his offer letter with the Company, Mr. Ansari is eligible to receive a payment equal to four months’ of base pay in the event Mr. Ansari is terminated by the Company without cause, which  term is undefined. Mr. Whiteside’s receipt of severance is subject to his execution of a general release in the form prescribed by the Company. Such severance payment would be equal to $166,667, less applicable withholding (as of December 31, 2022). Consistent with past practice, such severance would be paid lump-sum, contingent on the effectiveness of a release of claims in favor of the Company.

Pursuant to the terms of his offer letter with the Company, Mr. Ansari is eligible to receive a payment equal to one year of base pay in the event Mr. Ansari is terminated by the Company without cause, which term is undefined, in connection with a sale of the Company resulting in the Company no longer being publicly listed. Such severance payment would be equal to $500,000, less applicable withholding (as of December 31, 2022). Consistent with past practice, such severance would be paid lump-sum, contingent on the effectiveness of a release of claims in favor of the Company.

Under our 2015 Equity Incentive Plan, as amended, if we experience a change in control transaction (as defined in such plan), the Board may, but is not obligated to: accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award; cancel awards for fair value (as determined by the Board); provide for the assumption of awards or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award previously granted hereunder as determined by the Board; or provide advance notice of such change in control transaction to holders of options, after which any options not exercised prior to such change in control may be cancelled.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plan as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	11,475,734	(2)	$13.56	16,650,051	(1)
Equity compensation plans not approved by security holders	-		-	-
Total	11,475,734	(2)	$13.56	16,650,051	(1)

(1)	Does not include shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price and are included in column (a).
(2)	Due to administrative oversight, the numbers in column (a) and (c) were reported incorrectly on our Annual Report on Form 10-K for the year ended December 31, 2022 with the SEC on February 28, 2023. Refers to shares issued under the 2015 Equity Incentive Plan, as amended.

2021 Stock Split

On January 15, 2021, the Company’s Board of Directors approved a two-for-one stock split in the form of a stock dividend to stockholders of record as of January 29, 2021 (the “Stock Split”). The Stock Split was effected on February 12, 2021. All shares, RSUs, stock options, and per share information reported in this Proxy Statement have been retroactively adjusted to reflect the Stock Split.

2015 Equity Incentive Plan

On March 12, 2015, we adopted an equity incentive plan which was subsequently amended on August 28, 2017 and December 11, 2019. The purpose of the equity incentive plan is to retain the services of valued key employees, directors, officers and consultants and to encourage commitment and motivate excellent performance. Our employees, consultants and directors are eligible to participate in the 2015 Equity Incentive Plan as determined by the Board. The following equity awards may be granted under the equity incentive plan: incentive stock options, non-qualified stock options, shares of restricted stock, restricted stock units and other stock-based awards; provided, that incentive stock options may be granted only to employees. As of December 31, 2022, the number of shares of our common stock issuable under the plan is 84,011,043 and beginning with the 2019 amendment, the aggregate number of shares reserved for issuance under the Plan will automatically increase on December 1 of each year, commencing on December 1, 2019, and ending on (and including) December 1, 2024, in an amount equal to the lesser of (a) three percent (3%) of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, or (b) the number of shares of Common Stock repurchased by the Company pursuant to any issuer repurchase plan then in effect; provided that the Board of Directors may act prior to December 1 of a given year to provide that there will be no share increase for such year or that the increase for such year will be a lesser number of shares than otherwise provided in clause (a) or (b). As of December 31, 2022, there were outstanding awards representing 11,475,734 shares of our common stock with 16,650,051 shares of our common stock available for future issuances under the 2015 Equity Incentive Plan.

On November 14, 2017, we filed a registration statement on Form S-8 to register 34,218,604 shares  issuable under the 2015 Equity Incentive Plan. On March 25, 2020, we filed a registration statement on Form S-8 to register an additional 21,916,436 shares issuable under the 2015 Equity Incentive Plan. On December 29, 2022, we filed a registration statement on Form S-8 to register an additional 27,876,003 shares issuable under the 2015 Equity Incentive Plan.

CEO Pay Ratio – 2022

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following reasonable estimate of the ratio of the median of the annual total compensation of all of our employees except Mr. Sanford, our CEO, to the annual total compensation of Mr. Sanford, calculated in a manner consistent with Item 402(u). For the year ended December 31, 2022:

●	The median of the annual total compensation of all of our employees, excluding our CEO, was $56,390.
●	The annual total compensation of our CEO was $1,774,464.
●	For fiscal year 2022, the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 31 to 1.

The following is our methodology used to identify our median employee for fiscal year 2022:

●December 31, 2022 was the date used to determine our employee population which includes full-time, part-time and temporary employees. As of that date, our employee population was 1,636 and consisted of individuals working at our parent company and our subsidiaries in the United States, including Puerto Rico, and Canada (219 employees), but excluding the Company’s employee population located in France (5 employees) and Mexico (12 employees). SEC rules allow foreign employees to be excluded in a country if those employees account for 5% or less of the total employees (“de-minimis exclusion”). We did not include independent contractors or persons providing services to the Company in foreign jurisdictions through non-employment structures (such as, for example, professional employer organizations), as permitted by SEC rules. Additionally, on July 1, 2022, the Company acquired Zoocasa Realty Inc., an Ontario, Canada company. The assembled workforce we acquired as part of that acquisition was not included for purposes of determining the median employee.
●To determine the median employee of our employee population (other than Mr. Sanford), we used a consistently applied compensation measure comparing the cash compensation (total annual compensation and bonuses) paid in 2022 as reflected in our payroll records as of December 31, 2022, plus all stock compensation earned in 2022. Pursuant to the 2015 Equity Incentive Plan, as amended, certain of our regular, full time employees receive option awards equal to 5% of his or her base salary using the Black Scholes valuation methodology, which awards typically vest on the three-year anniversary of his or her employment. To determine the median employee of our employee population, we do not realize the stock compensation value as a portion of employee compensation until it has vested. Additionally, we have annualized the total compensation for all permanent employees (full-time and part-time) that were not employed by the Company (or one of its subsidiaries) for less than the full fiscal year.
●Using the employee (other than Mr. Sanford) compensation paid in 2022, we identified a median employee whose pay was within the average band of employee (other than Mr. Sanford) compensation paid in 2022. The median employee identified is a full-time employee, paid hourly. The median employee identified accurately represents a median employee as the Company employs many hourly full-time employees, the median employee’s position is a common employee position, and the median employee earns compensation representative of our median employee compensation.

Once we determined our median compensated employee using these measures, we calculated the employee’s 2022 annual total compensation using the same methodology that is used to calculate our CEO’s annual total compensation in the table entitled “Summary Compensation Table.”

The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u), and based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to certain individuals by the Company and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income (millions)(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
2022	$1,774,464	$(11,409,704)	$2,056,187	$(913,643)	$198	$136	$15.4
2021	$1,898,860	$55,335,691	$1,249,499	$8,098,093	$596	$192	$81.2
2020	$15,959,261	$53,556,375	$1,701,933	$7,078,010	$557	$128	$31.0

(1)

This column represents the amount of total compensation reported for Mr. Sanford (our Chairman and Chief Executive Officer of the Company and eXp Realty) for each corresponding fiscal year in the “Total” column of the Summary Compensation Table (“total compensation”). Please refer to the Summary Compensation Table in this Proxy Statement.

(2)

This column represents the amount of “compensation actually paid” to Mr. Sanford, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Sanford during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Sanford’s total compensation for each fiscal year to determine the “compensation actually paid”:

Fiscal Year	Reported Summary Compensation Table Total for PEO(a)	Reported Summary Compensation Table Value of PEO Equity Awards(b)	Adjusted Value of Equity Awards(c)	Compensation Actually Paid to PEO
2022	$1,774,464	$-	$(13,184,168)	$(11,409,704)
2021	$1,898,860	$-	$53,436,831	$55,335,691
2020	$15,959,261	$14,529,614	$52,126,728	$53,556,375

(a)	This column represents the amount of total compensation reported for Mr. Sanford for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Please refer to the Summary Compensation Table in this Proxy Statement.

(b)	This column represents the grant date fair value of equity awards reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the corresponding fiscal year. Please refer to the Summary Compensation Table in this Proxy Statement.

(c)	This column represents an adjustment to the amounts in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable fiscal year (a “Subject Year”). For a Subject Year, the adjusted amount replaces the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for Mr. Sanford to arrive at “compensation actually paid” to Mr. Sanford for that Subject Year. The adjusted amount is determined by adding (or subtracting, as applicable) the following for that Subject Year: (i) the fiscal year-end fair value of any equity awards granted in the Subject Year that are outstanding and unvested as of the end of the Subject Year; (ii) the amount of change as of the end of the Subject Year (from the end of the prior fiscal year) in the fair value of any awards granted in prior fiscal years that are outstanding and unvested as of the end of the Subject Year; (iii) for awards that are granted and vest in the Subject Year, the fair value as of the vesting date; (iv) for awards granted in prior fiscal years that vest in the Subject Year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior fiscal years that are determined to fail to meet the applicable vesting conditions during the Subject Year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the Subject Year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the Subject Year. The amounts added or subtracted to determine the adjusted amount are as follows:

Fiscal Year	Fiscal Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Fiscal Year	Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Value of Equity Awards
2022	$-	$(7,460,533)	$-	$(10,532,787)	$(2,336,685)	$7,145,837	$(13,184,168)
2021	$-	$27,200,022	$-	$22,863,562	$-	$3,373,247	$53,436,831
2020	$47,857,784	$-	$4,263,869	$5,075	$-	$-	$52,126,728

The fair value or change in fair value, as applicable, of stock awards and option awards was determined by reference to, for RSU awards, the closing price of our common stock on the applicable measurement date. For stock options, the fair value or change in fair value, as applicable, was determined using a Black-Scholes valuation model. The model references the closing stock price, in addition to the stock option’s strike price, expected life, volatility, expected dividend yield, and risk-free rate as of the measurement date.

(3)

This column represents the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Sanford) in the “Total” column of the Summary Compensation Table in each applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable year. The names of each of the NEOs (excluding Mr. Sanford) included for purposes of calculating the average amounts in each applicable fiscal year are as follows: (i) for 2022, Jeff Whiteside, Shoeb Ansari, Jason Gesing, and Michael Valdes; (ii) for 2021, Jeff Whiteside, Jason Gesing, Courtney Keating (Chakarun), and Michael Valdes; and (iii) for 2020, Jeff Whiteside, Stacey Onnen, Michael Valdes, and Courtney Keating (Chakarun).

(4)

This column represents the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Sanford), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Sanford) during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Sanford) for each fiscal year to determine the compensation actually paid, using the same adjustment methodology described above in Note 2(c):

Fiscal Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs(a)	Average Reported Summary Compensation Table Value of Non-PEO NEO Equity Awards(b)	Average Non-PEO NEO Adjusted Value of Equity Awards(c)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$2,056,187	$1,207,355	$(1,761,271)	$(913,643)
2021	$1,249,499	$537,562	$7,386,157	$8,098,093
2020	$1,701,933	$1,295,100	$6,671,178	$7,078,010

(a)	This column represents the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Sanford) in the “Total” column of the Summary Compensation Table in each applicable fiscal year. Please refer to the Summary Compensation Table in the Company’s Proxy Statement for the applicable year.
(b)	This column represents the average of the total amounts reported for the NEOs as a group (excluding Mr. Sanford) in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table in each applicable year. Please refer to the Executive Compensation Tables section of the Company’s Proxy Statement for the applicable year.
(c)	This column represents an adjustment to the average of the amounts reported for the NEOs as a group (excluding Mr. Sanford) in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table in each applicable year determined using the same methodology described above in Note 2(c). For each year, the adjusted amount replaces the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for each NEO (excluding Mr. Sanford) to arrive at “compensation actually paid” to each NEO (excluding Mr. Sanford) for that year, which is then averaged to determine the average “compensation actually paid” to the NEOs (excluding Mr. Sanford) for that year. The amounts added or subtracted to determine the adjusted average amount are as follows:

Fiscal Year	Average Fiscal Year End Fair Value of Equity Awards Granted in the Fiscal Year	Average Fiscal Year over Fiscal Year Change in Fair Value of Outstanding and Unvested Equity Awards at FYE Granted in Prior Fiscal Years	Average Fair Value as of Vesting Date of Equity Awards Granted in the Fiscal Year and Vested in the Fiscal Year	Average Change in Fair Value of Equity Awards Granted in Prior Fiscal Years that Vested in the Fiscal Year	Average Fair Value at the End of the Prior Fiscal Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation in the Summary Compensation Table for the Fiscal Year	Adjusted Average Value of Equity Awards
2022	$399,609	$(1,231,751)	$94,914	$(1,123,953)	$-	$99,910	$(1,761,271)
2021	$370,482	$3,791,551	$8,859	$3,170,744	$-	$44,520	$7,386,157
2020	$4,597,094	$1,562,259	$368,238	$143,587	$-	$-	$6,671,178

(5)

This column represents cumulative Company total shareholder return (TSR). TSR is calculated by dividing the sum of the cumulative amount of dividends for each measurement period (2020, 2020-2021 and 2020-2022), assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)

This column represents cumulative peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated, and otherwise computed in accordance with Note 5. The peer group used for this purpose is the following published industry index: S&P Homebuilders Select Industry Index.

(7)	This column represents the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.

Financial Performance Measures

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. The Company believes that reliance on formulaic financial performance measures can result in compensation that is unrelated to the value delivered by our named executive officers because formulaic financial measures do not consider the specific performance of the executive officers or any unique circumstances or strategic considerations related to a named executive officer or the Company for the relevant fiscal year. Rather than rely on a specific formula-based model, we believe that retaining discretion to assess the overall performance of NEOs gives the Company the ability to more accurately reflect individual contributions that cannot be absolutely quantified. Consequently, in fiscal 2022 we did not employ financial performance measures or related formulas to determine executive compensation actually paid to the Company’s NEOs.

Description of the Information Presented in the Pay versus Performance Table

As described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program reflects a pay-for-performance philosophy. The Company does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year. Compensation actually paid is influenced by numerous factors, including but not limited to the timing of new grant issuances and outstanding grant vesting, share price volatility during the fiscal year, our mix of short-term and long-term metrics, and many other factors. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Company TSR

Compensation Actually Paid and Net Income

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

Beneficial Ownership of Common Stock

The following table provides certain information regarding the ownership of our common stock, as of January 31, 2023 (except as otherwise indicated) by each person known to us to own more than 5% of our outstanding common stock; each of our named executive officers; each of our directors; and all of our executive officers and directors as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire by April 1, 2023 (sixty days after January 31, 2023) through the exercise or conversion of a security or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with a family member, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares for any other purpose. Unless otherwise noted below, the address of each person listed on the table is c/o eXp World Holdings, Inc., 2219 Rimland Drive, Suite 301, Bellingham, WA 98226.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)
	More than 5% stockholders:
Common Stock	Penny Sanford	27,284,043	(3)	17.86%
Common Stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	10,487,220	(4)	6.86%
	Directors and named executive officers:
Common Stock	Glenn Sanford	43,941,026	(3) (5)	28.76%
Common Stock	Gene Frederick	4,960,430	(3) (6)	3.25%
Common Stock	Darren Jacklin	129,798	(7)	*
Common Stock	Jason Gesing	2,507,908	(3) (8)	1.64%
Common Stock	Randall Miles	677,716	(9)	*
Common Stock	Dan Cahir	153,401	(10)	*
Common Stock	Monica Weakley	7,951	(11)	*
Common Stock	Peggie Pelosi	1,854	(12)	*
Common Stock	Jeff Whiteside	490,150	(13)	*
Common Stock	Michael Valdes	112,461	(14)	*
Common Stock	Shoeb Ansari	75,000	(15)	*
Common Stock	All executive officers and directors as a group (15 persons)	53,349,945	(16)	34.92%

* - Less than one percent.

(1)	Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
(2)	Percentage of ownership is based on 152,794,389 shares of our common stock issued and outstanding as of January 31, 2023. Common stock subject to options or warrants exercisable within 60 days of January 31, 2023 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)	On March 8, 2021, Mr. Sanford, Ms. Sanford, Mr. Gesing and Mr. Frederick (collectively, the “Group Members”) filed a Schedule 13D/A with the SEC (as amended from time-to-time, the “Schedule 13D/A”) indicating that they had entered into an agreement to vote their shares as a group with respect to the election of directors and any other matter on which our shares of common stock are entitled to vote. By virtue of the relationship described in the Schedule 13D/A, the Group Members may be deemed to constitute a “group” within the meaning of Rule 13d-5 under the Act. As a member of a group, each Group Member may be deemed to share voting and dispositive power with respect to, and therefore beneficially own, the securities of the Company beneficially owned by the Group Members as a whole. As of January 31, 2023, the Group Members are collectively the beneficial owners of 78,693,407 shares of our common stock. Such shares of common stock represent beneficial ownership of 51.5% of outstanding shares of common stock.
(4)	Represents shares of the Company’s common stock beneficially owned as of December 30, 2022, based on a Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group. The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates that it has shared voting power with respect to 115,150 shares of the Company’s common stock, sole dispositive power with respect to 10,305,485 shares of the Company’s common stock, and shared dispositive power with respect to 181,735 shares of the Company’s common stock.
(5)	Includes 42,034,338 shares of our common stock and 1,638,888 shares of our common stock exercisable within 60 days of January 31, 2023 and 267,800 shares of our common stock owned by Deborah Biery.
(6)	Includes 4,937,347 shares of our common stock and 288 shares of our common stock exercisable within 60 days of January 31, 2023 and 22,795 shares of our common stock owned by Susan Frederick.
(7)	Includes 119,592 shares of our common stock and stock options to acquire 10,206 shares of our common stock exercisable within 60 days of January 31, 2023.
(8)	Includes of 2,345,312 shares of our common stock and stock options to acquire 162,596 shares of our common stock exercisable within 60 days of January 31, 2023.
(9)	Includes 621,380 shares of our common stock and stock options to acquire 56,336 shares of our common stock exercisable within 60 days of January 31, 2023.
(10)	Includes stock options to acquire 153,401 shares of our common stock exercisable within 60 days of January 31, 2023.
(11)	Includes 5,276 shares of our common stock and stock options to acquire 2,675 shares of our common stock exercisable within 60 days of January 31, 2023.
(12)	Includes stock options to acquire 1,854 shares of our common stock exercisable within 60 days of January 31, 2023.
(13)	Includes 150 shares of our common stock and stock options to acquire 490,000 shares of our common stock exercisable within 60 days of January 31, 2023.
(14)	Includes 56,157 shares of our common stock and stock options to acquire 56,304 shares of our common stock exercisable within 60 days of January 31, 2023.
(15)	Includes stock options to acquire 75,000 shares of our common stock exercisable within 60 days of January 31, 2023.
(16)	Includes beneficial ownership of the directors and executive officers listed above, together with James Bramble, Kent Cheng, Courtney Keating, and Leo Pareja.

Other Matters

Certain Relationships and Related Transactions

The Company has an unwritten policy requiring that a majority of the Board’s independent directors approve any related party, in conformance with Section 144 of Delaware’s General Corporation Law. Pursuant to the Company’s Code of Business Conduct and Ethics and the Audit Committee charter, each director and executive officer must promptly notify the Chief Executive Officer and the Audit Committee of the Board of any matter that he or she believes may raise doubt regarding his or her ability to act objectively and in the Company’s best interest. In determining whether to approve, ratify, disapprove or reject such related party transaction, the Audit Committee and the Board may take into account, among other factors it deems appropriate, whether such related party transaction is entered into on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances. During fiscal year 2022, we have not been a participant in any related party transaction in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, director nominees, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

None of our current or former directors or executive officers is indebted to us, nor are any of these individuals indebted to another entity which indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by us.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who owned more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of common stock and other securities of the Company on Forms 3, 4 and 5 with the SEC. Reporting Persons were required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they filed.

Based solely on review of reports received by the Company or written representations from the Reporting Persons, the Company believes that with respect to the fiscal year ended December 31, 2022, all Reporting Persons complied with all applicable Section 16(a) filings, except for the following, which were inadvertently omitted due to administrative oversight: (i) Mr. Glenn Sanford filed a late Form 4 on January 6, 2022 to report the exercise of derivative securities and sale of non-derivative securities on January 3, 2022, and a late Form 4 on February 25, 2022 to report the exercise of derivative securities and the sale of non-derivative securities on February 22, 2022; (ii) Ms. Penny Sanford filed a late Form 4 on January 20, 2022 to report the disposition of a gift of non-derivative securities on December 31, 2022; (iii) Mr. Jason Gesing filed a late Form 4 on February 25, 2022 to report the exercise of derivative securities on February 22, 2022; and (iv) Mr. Shoeb Ansari filed a late Form 4 on March 24, 2022 to report the grant of non-derivative securities on March 21, 2022.

SCAN TO VIEW MATERIALS & VOTE BROADRIDGE CORPORATE ISSUER SOLUTIONS C/O EXP WORLD HOLDINGS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to https://virtualshareholdermeeting.com/EXPI2023 You may vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions to enter your 16-digit control number. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D99215-P89235 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EXP WORLD HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 1a. Glenn Sanford 2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2023. 1b. Darren Jacklin 3. Approve, by a non-binding, advisory vote, the 2022 compensation of our named executive officers. 1c. Jason Gesing NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1d. Randall Miles 1e. Dan Cahir 1f. Monica Weakley 1g. Peggie Pelosi Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D 9 9 2 1 6 -P 8 9 2 3 5 EXP WORLD HOLDINGS, INC. Annual Meeting of Stockholders May 19, 2023 10:00 AM ET This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Glenn Sanford and Jeff Whiteside, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of eXp World Holdings, Inc. that the stockholder(s) is/are entitled to vote virtually at https://virtualshareholdermeeting.com/EXPI2023 during the in-person Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on Friday, May 19, 2023 at Rosen Shingle Creek, 9939 Universal Blvd., Orlando, FL 32819, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side